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                                                                     EXHIBIT 4.1


                                CREDIT AGREEMENT

                                      AMONG

                                 COINSTAR, INC.,

                                 AS THE BORROWER

                                 IMPERIAL BANK,

                                    AS AGENT,

                          AND THE LENDERS PARTY HERETO


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                                CREDIT AGREEMENT

     This Credit Agreement dated as of February 19, 1999 is entered into among Coinstar, Inc., a Delaware corporation (the "BORROWER"), the financial institutions named on the signature pages hereof (each, a "LENDER" and collectively the "LENDERS"), and Imperial Bank, as Agent for the Lenders (the "AGENT"). The parties hereto agree as follows:

                                    RECITALS

     WHEREAS, the Borrower desires that the Lenders extend certain credit facilities to the Borrower for working capital and other general corporate purposes;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Lenders, and the Agent agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

          "ACQUISITION": As defined in Section 6.2((k)).

          "AFFILIATE": As applied to any Person, any Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, "control" (including with the correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "AGENT": As defined in the introductory paragraph of this Agreement.

          "AGREEMENT": This Credit Agreement, as amended, supplemented or modified from time to time.

          "APPLICABLE MARGIN": As defined in EXHIBIT G hereto.

          "BASE RATE": The higher of (i) the rate of interest announced from time to time by Imperial Bank as its Prime Commercial Lending Rate and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate on the day prior to the date on which the Base Rate is to be determined. The Base Rate is a reference rate; the Agent and the Lenders may make loans at, above or below the Base Rate.

          "BASE RATE LOANS": Loans hereunder at such time as they accrue interest at a rate based upon the Base Rate.

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          "BORROWER": As defined in the introductory paragraph of this
Agreement.

          "BORROWING": As defined in Section 2.1(a).

          "BORROWING BASE": At any time, an amount equal to fifty-five percent (55%) of the Direct Contribution Margin, as determined by the Agent with reference to the most recent Compliance Certificate and financial statements submitted by Borrower pursuant to Section 6.1(a).

          "BORROWING BASE CERTIFICATE": A certificate, substantially in the form of EXHIBIT H hereto, delivered by the Borrower pursuant to Section 6.1(a).

          "BUSINESS DAY": A day other than a Saturday, Sunday or day on which commercial banks in San Francisco, California or Bellevue, Washington are authorized or required by law to close.

          "CAPITAL LEASE": As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

          "CASH-IN-TRANSIT": All cash or coins (or funds in deposit accounts traceable to or resulting from such cash or coins) that are (a) located inside a Coinstar Unit, (b) in transit between a Coinstar Unit and a coin processing center, or (c) located at a coin processing center of Borrower.

          "CHANGE OF CONTROL": The occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "person" or "group" (within the meanings of Sections 13(d)(3) and 14(d)(2), respectively, of the Exchange Act) other than (y) the holders of the Borrower's capital stock as of the date of this Agreement, and (z) the Principal or any Related Party, (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower and (iii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" or "group" (as defined above), other than (y) the holders of the Borrower's capital stock as of the date of this Agreement, and (z) the Principal and any Related Party, becomes the "beneficial owner" (as such term is defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act) directly or indirectly, of more than 50% of the Voting Stock of the Borrower or (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office.

          "CODE": The California Uniform Commercial Code.

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          "COINSTAR PROCESSING REVENUE": At any date of determination, revenue from coin processing fees of the Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries) for the three months ending on such date multiplied by four.

          "COINSTAR UNITS": Borrower's automated, self-service coin counting and processing machines that are operational and installed in retail locations.

          "COMMITMENT": The obligation of each Lender to make Loans to the Borrower and to reimburse the Issuing Bank for the unreimbursed portion of Letters of Credit, each pursuant to Article II in the amount or amounts referred to therein. The term "COMMITMENTS" means all such obligations of the Lenders.

          "COMPLIANCE CERTIFICATE": A certificate, substantially in the form of EXHIBIT F hereto, delivered by the Borrower pursuant to Section 6.1(a).

          "CONSOLIDATED DEBT SERVICE COVERAGE RATIO": As defined in EXHIBIT G.

          "CONSOLIDATED EBITDA": For any date of determination, the net income of Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries) PLUS, (a) interest expense (excluding capitalized interest), (b) income tax expense, (c) depreciation expense, and (d) amortization expense, determined on a consolidated basis in accordance with GAAP, for the three months ending on such date multiplied by four.

          "CONSOLIDATED PROFORMA DEBT SERVICE": For any date of determination, the sum, determined on a consolidated basis, of all interest expense of the Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries) with respect to all Debt (including that attributable to Capital Leases in accordance with GAAP) of the Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries), excluding capitalized interest, for the three months ending on such date multiplied by four, PLUS the lesser of (x) 25% of the amount of the Borrowing Base, or (y) 25% of Consolidated Senior Debt.

          "CONSOLIDATED SENIOR DEBT": At any date of determination, an amount equal to the sum of all Debt of the Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries), determined on a consolidated basis in accordance with GAAP, pursuant to any agreement or instrument to which the Borrower or any of its consolidated Subsidiaries (excluding Foreign Subsidiaries) is party relating (without duplication) to the borrowing of money or the obtaining of credit, excluding Debt issued under the Indenture and Debt that is subordinated to the Debt under this Agreement pursuant to the terms of a written agreement executed on behalf of and acceptable to all Lenders; PROVIDED, HOWEVER, that Consolidated Senior Debt includes all Debt of the Borrower and its Domestic Subsidiaries under Capital Leases and all Debt and the Letter of Credit Usage under this Agreement.

          "CONSOLIDATED SENIOR DEBT SERVICE": For any date of determination, the sum, determined on a consolidated basis, of (i) all interest expense of the Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries) with respect to Consolidated Senior Debt (including that attributable to Capital Leases in accordance with GAAP), excluding capitalized interest, for

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the three months ending on such date multiplied by four, PLUS (ii) scheduled reductions of principal of all Consolidated Senior Debt for the twelve (12) months following such date (including that portion of rental payments with respect to Capital Leases which is or should be applied as a reduction to the principal of such Capital Leases in accordance with GAAP), PLUS (iii) fees and charges for Letter of Credit Usage as set forth in Section 2.5(f) of this Agreement for the three months ending on such date multiplied by four, PLUS, without duplication, reductions in the Revolving Commitments pursuant to Section 2.1(f)(i) for the twelve (12) months following such date.

          "CONSOLIDATED TOTAL DEBT": At any date of determination, the sum, determined on a consolidated basis, of all interest-bearing Debt of the Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries).

          "CONSOLIDATED TOTAL DEBT SERVICE": For any date of determination, the sum, determined on a consolidated basis, of (i) all interest expense of the Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries) with respect to all Debt (including that attributable to Capital Leases in accordance with GAAP) of the Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries), excluding capitalized interest, for the three months ending on such date multiplied by four, PLUS (ii) scheduled reductions of principal of all Debt of the Borrower and its consolidated Subsidiaries (excluding Foreign Subsidiaries) for the twelve (12) months following such date (including that portion of rental payments with respect to Capital Leases which is or should be applied as a reduction to the principal of such Capital Leases in accordance with GAAP), PLUS (iii) fees and charges for Letter of Credit Usage as set forth in Section 2.5(f) of this Agreement for the three months ending on such date multiplied by four, PLUS, without duplication, reductions in the Revolving Commitments pursuant to Section 2.1(f)(i) for the twelve (12) months following such date.

          "CONSOLIDATED TOTAL DIRECT OPERATING EXPENSES": For any period, the total expenses incurred by Borrower or any of its consolidated Subsidiaries (excluding Foreign Subsidiaries) for the operation of the Coinstar Units, including, but not limited to, armored car pickup expenses, coin processing expenses, field service operations expenses, retail marketing operations expenses, retailer revenue sharing expenses, telecommunications expenses and local taxes.

          "CONTINGENT OBLIGATION": As applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Debt, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) with respect to any Interest Rate Agreement or Currency Agreement. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payment if required

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regardless of non-performance by any other party or parties to an agreement, and
(c) any liability of that Person for the obligation of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

          "CURRENCY AGREEMENT": As applied to any Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values.

          "DEBT": As applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in accordance with GAAP,
(iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that person. Obligations not yet due and payable under Interest Rate Agreements and Currency Agreements constitute Contingent Obligations and not Debt.

          "DIRECT CONTRIBUTION MARGIN": At any date of determination, the difference of (i) Coinstar Processing Revenue MINUS (ii) Consolidated Total Direct Operating Expenses for the three months ending on such date multiplied by four.

          "DOLLARS" AND "$": Dollars in lawful currency of the United States of America.

          "DOMESTIC SUBSIDIARY": Any Subsidiary that is not a Foreign
Subsidiary.

          "EMPLOYEE BENEFIT PLAN": Any Pension Plan, any employee welfare benefit plan, or any other employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

          "EQUITY ISSUANCE": As applied to any Person, the sale or issuance by such Person of (i) any capital stock of such Person, (ii) any options, warrants or other similar rights exercisable in respect of such capital stock, or (iii) any other security or instrument representing an equity interest (or the right to obtain an equity interest) in such Person.

          "ERISA": The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

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          "ERISA AFFILIATE": As applied to any Person, any trade or business
(whether or not incorporated) which is a member of a group of which that Person and the Borrower are members and which is under common control within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

          "EVENT OF DEFAULT": As defined in Section 7.1.

          "EXCHANGE ACT": The Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FEDERAL FUNDS RATE": On any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "FOREIGN PERSON": Any Person with a principal place of business or domicile located outside the United States of America.

          "FOREIGN SUBSIDIARY": (i) Coinstar International, Inc., and (ii) any Subsidiary whose principal place of business is located outside of the United States or whose assets and business are located primarily outside of the United States.

          "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

          "GUARANTOR": My Shoppinglist.com, Inc., and each other Person which joins the Guaranty as a Guarantor.

          "GUARANTY": That certain Subsidiary Guaranty dated as of the date hereof, executed by each of the Guarantors to the Agent for the benefit of the Lenders.

          "INDENTURE": As defined in Section 5.1(v).

          "INTELLECTUAL PROPERTY SECURITY AGREEMENT": That certain Intellectual Property Security Agreement dated as of the date hereof by and between Borrower and Agent.

          "INTEREST PAYMENT DATE": As to any Base Rate Loan until payment in full, the last day of each March, June, September and December, commencing on the first of such days to occur after such Base Rate Loan is made. As to any LIBO Rate Loan with an Interest Period of three months or less until payment in full, the last day of such Interest Period and the Maturity Date, and as to any LIBO Rate Loan with an Interest Period in excess of three months until

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payment in full, (i) the same day of each three months following the beginning of such Interest Period, (ii) the last day of such Interest Period and (iii) the Maturity Date.

          "INTEREST PERIOD":  With respect to any LIBO Rate Loan:

          (i) initially, the period commencing on, as the case may be, the Borrowing or conversion date with respect to such LIBO Rate Loan and ending one, two, three or six months thereafter as selected by the Borrower in its notice of Borrowing as provided in Section 2.1((b)) or its notice of conversion as provided in Section 2.4; and

          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBO Rate Loan and ending one, two, three or six months thereafter as selected by the Borrower in its notice of continuation as provided in Section 2.4;

PROVIDED, that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (a) if any Interest Period for a LIBO Rate Loan would otherwise end on a day which is not a LIBO Business Day, that Interest Period shall be extended to the next succeeding LIBO Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBO Business Day;

               (b) the Borrower may not select an Interest Period with respect to any portion of principal of a LIBO Rate Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of that portion of principal; and

               (c) there shall be no more than five Interest Periods with respect to LIBO Rate Loans outstanding at any time.

          "INTEREST RATE AGREEMENT": As applied to any Person, an interest rate swap, cap or collar agreement or similar arrangement designed to protect that Person against fluctuations in interest rates.

          "INTERNAL REVENUE CODE": The Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

          "INVESTMENT": Means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries (excluding Foreign Subsidiaries) of, or of a beneficial interest in, any securities of any other Person (including any Subsidiary of Borrower), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower (excluding Foreign Subsidiaries) from any Person other than Borrower or any of its Domestic Subsidiaries, of any equity securities of such Subsidiary, or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Domestic Subsidiaries to any other Person (other than a wholly-owned Domestic Subsidiary of Borrower), including all indebtedness and accounts

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receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "ISSUING BANK": Imperial Bank, as issuer of the Letters of Credit.

          "LENDER": As defined in the introductory paragraph of this Agreement.

          "LETTER OF CREDIT" or "LETTERS OF CREDIT": Any letter of credit or similar instrument issued or to be issued by the Issuing Bank for the account of the Borrower pursuant to Section 2.5 for the purpose of (i) providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower in its ordinary course of business or (ii) supporting the obligations of the Borrower permitted under this Agreement.

          "LETTER OF CREDIT USAGE": At any date of determination, the sum of (i) the maximum aggregate amount that is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by the Borrower.

          "LIBO BUSINESS DAY": A day which is a Business Day and a day on which dealings in Dollar deposits may be carried out in the London interbank market.

          "LIBO RATE": For each Interest Period (i) the rate of interest determined by the Agent at which U.S. dollar deposits for the relevant Interest Period and in the approximate amount of the relevant LIBO Rate Loan would be offered by the Agent to prime banks in the London interbank market as of 11:00 A.M. (London time) on the day which is two (2) LIBO Business Days prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBO Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as in effect at the time the Agent quotes the rate to the Borrower) for Eurocurrency funding of domestic assets (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of such System (such rate to be adjusted to the next higher 1/16 of 1%).

          "LIBO RATE LOANS": Loans hereunder at such time as they accrue interest at a rate based upon the LIBO Rate.

          "LIEN": Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

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          "LOANS": The Revolving Loans, the Term Loans and any combination thereof, made to the Borrower pursuant to Section 2.1 and 2.6(a), respectively.

          "LOAN DOCUMENTS": This Agreement, the Notes, the Letters of Credit and each letter of credit application, the Security Agreement, Financing Statements (Forms UCC-1), the Intellectual Property Security Agreement, the Warrants, the Guaranty, the Subsidiary Security Agreement, the Subsidiary Intellectual Property Security Agreement and all other documents required by the Agent, the Issuing Bank or any Lender in connection with this Agreement and/or the credit extended hereunder.

          "MAJORITY LENDERS": As of any date of determination, Lenders owed not less than 66.667% of the then aggregate unpaid principal amount of the Notes, or, if no principal amount of the Notes is outstanding, then Lenders having not less than 66.667% of the Commitments.

          "MANDATORY OUTSTANDING REVOLVING LOANS": As defined in Section 2.2(e).

          "MATERIAL ADVERSE EFFECT": A material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrower, or (ii) the ability of Borrower to perform, or of any Lender to enforce, the obligations of Borrower under this Agreement or any of the other Loan Documents.

          "MATURITY DATE": The date immediately preceding the sixth anniversary of the date of this Agreement.

          "MULTIEMPLOYER PLAN": A "multiemployer plan" as defined in Section 4001(a) (3) of ERISA which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

          "NET PROCEEDS": With respect to any Equity Issuance, the gross cash proceeds received by the issuer from the issuance less all legal and accounting expenses, commissions and other fees and expenses incurred or to be incurred and all federal, state, local and foreign taxes assessed in connection therewith.

          "NOTE" and "NOTES": The Revolving Notes, the Term Notes and any combination thereof.

          "PENSION PLAN": Any employee plan which is subject to Section 412 of the Internal Revenue Code and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower, other than a Multiemployer Plan.

          "PERMITTED LIENS": The following types of Liens:

               (i) Liens in favor of the Lenders;

               (ii) Liens for taxes, assessments or governmental charges or claims (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal

                                       9
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Revenue Code or by ERISA) to the extent not yet delinquent or being contested in good faith and for which appropriate reserves have been made in accordance with GAAP;

               (iii) statutory Liens of landlords and statutory Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business securing obligations that are not yet delinquent or are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP;

               (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

               (v) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the use or value of such property;

               (vi) any attachment or judgment Lien not constituting an Event of Default under Section 7.1((h)); and

               (vii) Leases or subleases and licenses or sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license, provided that such leases, subleases, licenses and sublicenses do not prohibit the grant of the security interest granted hereunder;

               (viii) Liens not prior to the Lien of the Lenders which constitute rights of set-off of a customary nature or bankers' Lien with respect to amounts on deposit, arising by operation of law.

          "PERSON": Means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

          "POTENTIAL EVENT OF DEFAULT": A condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "PRICING CERTIFICATE":  A certificate, substantially in the form of
EXHIBIT I hereto, delivered by the Borrower pursuant to Section 6.1(a).

          "PRINCIPAL": Mr. Jens H. Molbak.

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          "REGISTRATION RIGHTS AGREEMENT": A Registration Rights Agreement in
favor of Imperial Bank or Bank Austria Creditanstalt Corporate Finance, Inc. in substantially the form attached hereto as EXHIBIT K.

          "REGULATIONS T, U AND X": Regulations T, U and X, respectively, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

          "RELATED PARTY": With respect to any Principal, (i) any controlling stockholder, 80% (or more) owned subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

          "REVOLVING COMMITMENT": As to each of Imperial Bank and Bank Austria Creditanstalt Corporate Finance, Inc., the lesser of (a) Five Million Dollars ($5,000,000) and (b) such Lender's pro rata share of the Borrowing Base. The term "REVOLVING COMMITMENTS" shall mean the aggregate Revolving Commitments of all of the Lenders, as such amounts are reduced pursuant to Section 2.1(f) or 2.2(b).

          "REVOLVING COMMITMENT FEE": As defined in Section 2.1(d).

          "REVOLVING LOANS": As defined in Section 2.1((a)).

          "REVOLVING NOTE": As defined in Section 2.1((c)).

          "S.E.C.": The United States Securities and Exchange Commission and any successor institution or body which performs the functions or substantially all of the functions thereof.

          "SECURITY AGREEMENT": The Security Agreement dated as of even date herewith, between the Borrower and the Agent.

          "SOLVENT": As to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and mature; (c) such Person is able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction for which such Person's property would constitute unreasonably small capital.

          "SUBSIDIARY": A corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof are at the time owned, directly, or indirectly through one or more intermediaries, or both, by the Borrower or one or more of the other Subsidiaries of the Borrower or both.

          "SUBSIDIARY INTELLECTUAL PROPERTY SECURITY AGREEMENT": That certain Subsidiary Intellectual Property Security Agreement dated as of the date hereof, executed and delivered by the Guarantor to the Agent for the benefit of the Lenders.

          "SUBSIDIARY SECURITY AGREEMENT": That certain Subsidiary Security Agreement dated as of the date hereof, executed and delivered by the Guarantor to the Agent for the benefit of the Lenders.

          "TERM COMMITMENT": As to each of Imperial Bank and Bank Austria Creditanstalt Corporate Finance, Inc., the lesser of (a) Five Million Dollars ($5,000,000) and (b) such Lender's pro rata share of the Borrowing Base; PROVIDED, that effective five (5) Business Days after Borrower demonstrates achievement of a ratio of Consolidated EBITDA to Consolidated Total Debt Service of not less than 1.50 to 1.0 for any six consecutive calendar months after the date hereof, as determined by the Agent with reference to the financial statements and Compliance Certificates of the Borrower delivered pursuant to
Section 6.1, the term "Term Commitment" shall mean, as to each of Imperial Bank and Bank Austria Creditanstalt Corporate Finance, Inc., the lesser of (a) Seven Million Five Hundred Thousand Dollars ($7,500,000) and (b) such Lender's pro rata share of the Borrowing Base. The term "Term Commitments" shall mean the aggregate Term Commitments of all of the Lenders, as such amount may be reduced pursuant to the terms of this Agreement.

          "TERM COMMITMENT TERMINATION DATE": The date immediately preceding the second anniversary of the date of this Agreement.

          "TERM LOAN": As defined in Section 2.6(a).

          "TERM NOTES": As defined in Section 2.6(c).

          "TERMINATION EVENT": (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(l) (2) or 4068(f) of ERISA, or
(iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (v) the imposition of a lien pursuant to Section 412(n) of the Internal Revenue Code; provided, that none of the events described in clauses (i) through (v) above, inclusive, shall constitute a Termination Event unless such event would reasonably be expected to cause a Material Adverse Effect.

          "VOTING STOCK": With respect to any specified Person, capital stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

          "WARRANT": A warrant to purchase stock in favor of Imperial Bank or Bank Austria Creditanstalt Corporate Finance, Inc. in substantially the form attached hereto as EXHIBIT J.

     1.2  OTHER DEFINITIONAL PROVISIONS.

          (a) All terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in
Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. In the event that GAAP changes during the term of this Agreement such that the financial covenants contained in Sections 6.2((a)) through (g) would then be calculated in a different manner or with different components, (i) the Borrower and the Lenders agree to negotiate to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) the Borrower shall be deemed to be in compliance with the financial covenants contained in such Sections, pending reaching agreement on such amendment, following any such change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

          (d) So long as the Borrower does not have any Subsidiaries, references to a Subsidiary or Subsidiaries in this Agreement shall be deemed to be deleted.

          (e) The terms defined in Section 1.1 include the plural as well as the singular. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. The terms "includes" and "including" shall not be construed to imply any limitation.

                                   ARTICLE II


                                    THE LOANS

2.1   THE REVOLVING LOANS.

          (a) THE REVOLVING COMMITMENTS. Each Lender agrees, severally and not jointly, on the terms and conditions hereinafter set forth, to make loans ("REVOLVING LOANS") to the Borrower from time to time during the period from the date hereof to and including the Maturity Date in an aggregate amount not to exceed such Lender's Revolving Commitment; PROVIDED, HOWEVER, that no Lender shall be obligated on any date to make a Loan which, when added to the aggregate outstanding Loans and the Letter of Credit Usage, would exceed the Borrowing Base. Each borrowing under this Section (a "BORROWING") shall be in a minimum amount of $500,000; PROVIDED that a Revolving Loan consisting of a LIBO Rate Loan shall be in a minimum amount of $2,000,000. Each Borrowing shall be made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of the Revolving Commitments and prior to the Maturity Date, the Borrower may borrow, repay pursuant to Section 2.2((c)) and reborrow under this Section, PROVIDED, HOWEVER, that at no time shall the aggregate principal amount of outstanding Revolving Loans plus the Letter of Credit Usage then in effect exceed the lesser of (x) the Revolving Commitments then in effect or (y) the Borrowing Base.

          (b) MAKING THE REVOLVING LOANS.

               (i) The Borrower may borrow under the Revolving Commitments on any Business Day if the Borrowing is to consist of a Base Rate Loan and on any LIBO Business Day if the Borrowing is to consist of a LIBO Rate Loan, PROVIDED that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., San Francisco time) (i) three (3) LIBO Business Days prior to the requested Borrowing date in the case of a LIBO Rate Loan, and (ii) one (1) Business Day prior to the requested Borrowing date in the case of a Base Rate Loan, specifying (A) the amount of the proposed Borrowing, (B) the requested date of the Borrowing, (C) whether the Borrowing is to consist of a LIBO Rate Loan or a Base Rate Loan, and (D) if the Loan is to be a LIBO Rate Loan, the length of the Interest Period therefor. Promptly following receipt of such notice, the Agent shall notify each Lender of the date of the Loan, whether the Loan will be a Base Rate Loan or a LIBO Rate Loan, the amount of that Lender's pro rata share of the Loan and, if the Loan is a LIBO Rate Loan, of the applicable Interest Period. Not later than 1:00 P.M., San Francisco time, on the date specified for any Loan, each Lender shall deposit immediately available funds in the amount of its pro rata share of the Loan to the account of the Agent set forth on the signature pages hereof. Upon satisfaction of the applicable conditions set forth in Article IV, the Agent will make available the proceeds of all such Loans to the Borrower by crediting the account of the Borrower on the books of the Agent, or as otherwise directed by the Borrower.

               (ii) The notice of Borrowing may be given orally (including telephonically) or in writing (including telex or facsimile transmission); PROVIDED that any oral notice shall be confirmed in writing on the same Business Day and all written notices and confirmation shall be in the form of the Notice of Revolving Loan attached hereto as EXHIBIT C. Any conflict regarding a notice or between an oral notice and a written notice applicable to the same Borrowing shall be conclusively determined by the Agent's books and records. The Agent's failure to receive any written notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing made and to pay interest thereon. The Agent shall not incur any liability to the Borrower in acting upon, and shall be entitled to rely upon, any notice of Borrowing, or any notice of interest rate conversion or extension or regarding any Letter of Credit, which the Agent believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

               (iii) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (1) of this Section 2.1((b)) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's pro rata share of such Borrowing for purposes of this Agreement. The failure of any Lender to make available its pro rata share of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder, to make available its pro rata share of such Borrowing on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make available its pro rata share of any Borrowing on the date of any Borrowing.

          (c) REVOLVING NOTES. The Revolving Loans made by the Lenders pursuant hereto shall be evidenced by promissory notes of the Borrower, substantially in the form of EXHIBITS A-1 AND A-2 hereto (the "REVOLVING NOTES"), payable to the order of each Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by that Lender, with interest thereon as prescribed in Section 2.3. Each Lender is hereby authorized to record in its books and records and on any schedule annexed to its Revolving Note, the date and amount of each Revolving Loan made by that Lender, and the date and amount of each payment of principal thereof, and in the case of LIBO Rate Loans, the Interest Period and interest rate with respect thereto and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded; PROVIDED that failure by any Lender to effect such recordation shall not affect the Borrower's obligations hereunder. Prior to the transfer of a Revolving Note, the transferring Lender shall record such information on any schedule annexed to and forming a part of such Revolving Note.

          (d) REVOLVING COMMITMENT FEE. The Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a commitment fee on the average daily unused portion of the Revolving Commitments, from the execution date of this Agreement until the Maturity Date at the rate of one half of one percent (0.50%) per annum (the "Revolving Commitment Fee"), payable in arrears on the last day of each calendar quarter commencing on the first such date occurring after the date of this Agreement. The Revolving Commitment Fee shall be calculated on the basis of a 360-day year for the actual days elapsed, and shall be non-refundable. For the purposes of calculating the Revolving Commitment Fee, the Letter of Credit Usage shall be deemed a usage of the Revolving Commitments.

          (e) FACILITY FEE. On the day this Agreement is executed, the Borrower shall pay to the Agent, for the ratable account of the Lenders, a non-refundable fee for the Revolving Commitments in the amount of $375,000. Lenders acknowledge receipt of a deposit of $187,500 which shall be applied to such fee on the day this Agreement is executed.

          (f) REDUCTION OF REVOLVING COMMITMENTS.

               (i) AUTOMATIC REDUCTION OF REVOLVING COMMITMENTS. The Revolving Commitments shall be automatically and permanently reduced pro rata on the last day of each March, June, September and December, commencing on June 30, 2001, by an amount equal to $625,000 on each such day; PROVIDED that in no event shall the Revolving Commitments be reduced to an amount less than the Mandatory Outstanding Revolving Loans.

               (ii) OPTIONAL REDUCTION OF REVOLVING COMMITMENTS. The Borrower shall have the right, upon at least two (2) Business Days' notice to the Agent, to terminate in whole or reduce in part the unused portion of the Revolving Commitments, without premium or penalty; PROVIDED that each partial reduction shall be in the aggregate amount of $500,000 or any whole multiple of $500,000 in excess thereof and that such reduction shall not reduce the Revolving Commitments to an amount less than the greater of (x) the amount of the outstanding Revolving Loans on the effective date of the reduction or (y) the Mandatory Outstanding Revolving Loans.

     2.2  REPAYMENT.

          (a) MANDATORY REPAYMENTS.

               (i) REVOLVING LOANS. The aggregate principal amount of the Revolving Loans outstanding on the Maturity Date, together with accrued interest thereon, shall be due and payable on the Maturity Date.

               (ii) TERM LOANS. The aggregate principal amount of the Term Loans outstanding on the Term Commitment Termination Date shall be payable in sixteen
(16) equal quarterly installments payable on the last day of each March, June, September and December, commencing on June 30, 2001 and ending on the Maturity Date, on which date the remaining outstanding principal amount of the Term Loans, together with accrued interest thereon and any other amounts owing under this Agreement shall be due and payable.

               (ii) OVERADVANCES. If at any time the sum of the aggregate principal amount of outstanding Loans plus the Letter of Credit Usage exceeds the lesser of (x) the Commitments then in effect or (y) the Borrowing Base, the Borrower shall immediately repay the

Loans in an amount equal to the excess. If at any time the sum of the aggregate principal amount of outstanding Revolving Loans plus the Letter of Credit Usage exceeds the lesser of (x) the Revolving Commitments then in effect or (y) the Borrowing Base, the Borrower shall immediately repay the Revolving Loans in an amount equal to the excess.

          (b)  MANDATORY PREPAYMENTS.

               (i) Upon any Equity Issuance by Borrower or any Domestic Subsidiaries during the term of this Agreement, Borrower shall be required to apply one hundred percent (100%) of the Net Proceeds from such Equity Issuance, immediately upon receipt, as a mandatory prepayment of the Loans.

               (ii) Within five (5) Business Days of receipt by Borrower or any Domestic Subsidiaries of any cash proceeds in excess of $500,000 (including any cash received by way of deferred payment pursuant to a note receivable or otherwise) remaining after deducting all costs of such sale, transfer or dispositions from the sale, transfer or other disposition of any assets of Borrower (other than sales of inventory in the ordinary course of business, or transfers of worn-out or obsolete equipment), Borrower shall be required to apply one hundred percent (100%) of such proceeds as a mandatory prepayment of the Loans.

               (iii) Within 60 days of receipt by Borrower or any Domestic Subsidiaries of any cash proceeds in an aggregate amount of less than $500,000 in any one (1) calendar year (including any cash received by way of deferred payment pursuant to a note receivable or otherwise) remaining after deducting all costs of such sale, transfer or dispositions from the sale, transfer or other disposition of any assets of Borrower (other than sales of inventory in the ordinary course of business, or transfers of worn-out or obsolete equipment), Borrower shall be required to (A) use such proceeds to purchase assets useful in the business of Borrower or the applicable Subsidiary, or (B) apply one hundred percent (100%) of any such proceeds not used to purchase such assets as a mandatory prepayment of the Loans.

               (iv) Upon the incurrence, issuance or sale by Borrower or any Domestic Subsidiaries of any Debt (other than Debt permitted under Section 6.2(i)) during the term of this Agreement, Borrower shall be required to apply one hundred percent (100%) of the net proceeds received by Borrower or any Subsidiary from such incurrence, issuance or sale, immediately upon receipt, as a mandatory prepayment of the Loans.

               (v) Any mandatory prepayments required to be made pursuant to this Section 2.2(b) prior to the Maturity Date shall reduce the Revolving Commitments and/or the Term Commitments (as selected by Borrower, subject to the terms and conditions of this Agreement) in the total amount of such mandatory prepayments; PROVIDED that in no event shall the Revolving Commitment be reduced to an amount less than the Mandatory Outstanding Revolving Loans.

          (c) OPTIONAL PREPAYMENT. Subject to Sections 2.2(e) and 3.7((b)), the Borrower may at its option prepay the Loans, in whole or in part, at any time and from time to time, PROVIDED that the Agent shall have received from the Borrower notice of any such prepayment at least one (1) Business Day prior to the date of the proposed prepayment if such date is not the last day of the then current Interest Period for each Loan being prepaid, in each case specifying the date and the amount of prepayment. Partial prepayments hereunder shall be in an aggregate principal amount of the lesser of (a) $500,000 or any whole multiple of $500,000 in excess thereof and (b) the outstanding balance of the Loan being prepaid.

          (d) PARTIAL PREPAYMENTS. Payments which are partial prepayments of the Term Loans shall be applied to the principal installments of the Term Loans of latest maturity.

          (e) MANDATORY OUTSTANDING REVOLVING LOANS. Notwithstanding any other provision of this Agreement, Borrower shall be required at all times from the date of the initial Loan until the Maturity Date or such earlier date on which all outstanding Term Loans have been fully repaid and no Lender has any Commitment to make any Term Loans, to maintain a balance of outstanding Revolving Loans in an aggregate principal amount of not less than $500,000 (such Revolving Loans being the "MANDATORY OUTSTANDING REVOLVING LOANS"). Notwithstanding any other provision of this Agreement, Borrower shall not repay, and no payment shall be applied to, the Mandatory Outstanding Revolving Loans until all Term Loans have been fully repaid and no Lender has any Commitment to make any Term Loans.

     2.3  INTEREST RATE AND PAYMENT DATES.

          (a) PAYMENT OF INTEREST. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Maturity Date and on the date of any prepayment.

          (b) BASE RATE LOANS. Except as otherwise provided in Section 3.2, Loans which are Base Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) LIBO RATE LOANS. Except as otherwise provided in Section 3.2, Loans which are LIBO Rate Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBO Rate determined for such Interest Period in accordance with the terms hereof plus the Applicable Margin.

     2.4 CONTINUATION AND CONVERSION OPTIONS. The Borrower may elect from time to time to convert its outstanding Loans from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis by giving the Agent irrevocable notice (i) at least one (1) Business Day prior to an election to convert Loans to Base Rate Loans and (ii) at least three (3) LIBO Business Days' prior irrevocable notice of an election to convert Loans to LIBO Rate Loans, PROVIDED that any conversion of Loans other than Base Rate Loans shall only be made on the last day of an Interest Period with respect thereto, PROVIDED, FURTHER that no Loan may be converted to a Loan other than a Base Rate Loan so long as an Event of Default or Potential Event of Default has occurred and is continuing. The Borrower may elect from time to time to continue its outstanding Loans other than Base Rate Loans upon the expiration of the Interest Period(s) applicable thereto by giving to the Agent at least three (3) LIBO Business Days' prior irrevocable notice of continuation of a LIBO Rate Loan and the succeeding Interest Period(s) of such continued Loan or Loans will commence on the last day of the Interest Period of the Loan to be continued, PROVIDED that no Loan may be continued as a Loan other than a Base Rate Loan so long as an Event of Default or Potential Event of Default has occurred and is continuing. Each notice electing to convert or continue a Loan shall be in the form of EXHIBIT E hereto, and shall specify: (i) the proposed conversion/continuation date; (ii) the amount of the Loan to be converted/continued; (iii) the nature of the proposed continuation/conversion; and (iv) in the case of a conversion to, or continuation of, a Loan other than a Base Rate Loan, the requested Interest Period, and shall certify that no Event of Default or Potential Event of Default has occurred and is continuing. On the date on which such conversion or continuation is being made each Lender shall take such action as is necessary to effect such conversion or continuation. In the event that no notice of continuation or conversion is received by the Agent with respect to outstanding Loans other than Base Rate Loans, upon expiration of the Interest Period(s) applicable thereto, such Loans shall convert to Base Rate Loans. Subject to the limitations set forth in this Section and in the definition of Interest Period, all or any part of outstanding Loans may be converted or continued as provided herein, PROVIDED that partial conversions or continuations with respect to Loans other than Base Rate Loans shall be in an aggregate minimum amount of $1,000,000.

     2.5  LETTERS OF CREDIT.

          (a) LETTERS OF CREDIT. The Borrower may request from time to time during the term of this Agreement that the Issuing Bank issue Letters of Credit for the account of the Borrower, PROVIDED that (i) Borrower shall not request that the Issuing Bank issue any Letter of Credit, if after giving effect to such issuance, the sum of the aggregate principal amount of outstanding Revolving Loans plus the Letter of Credit Usage exceeds the lesser of (x) the Revolving Commitments then in effect or (y) the Borrowing Base, (ii) in no event shall the Issuing Bank issue any Letter of Credit having an expiration date (a) later than the Maturity Date or (b) more than one year from the date of issuance, and (iii) Borrower shall not request any Letter of Credit, if after giving effect to such issuance, the Letter of Credit Usage exceeds Five Million Dollars ($5,000,000) or any regulatory, legal or internal limit on the Issuing Bank's ability to issue the requested Letter of Credit.

          (b) REQUEST FOR ISSUANCE; PAYMENTS UNDER LETTERS OF CREDIT. Whenever the Borrower requests that the Issuing Bank issue a Letter of Credit, it shall deliver to the Issuing Bank an executed application for such Letter of Credit in the form customarily required by the Issuing Bank and the form of the Letter of Credit requested, together with such other information or materials as the Issuing Bank may request with respect to such Letter of Credit no later than 10:00 A.M., San Francisco time, at least three (3) Business Days in advance of the proposed date of issuance. IN DETERMINING WHETHER TO PAY UNDER ANY LETTER OF CREDIT, THE ISSUING BANK SHALL BE RESPONSIBLE ONLY TO DETERMINE THAT THE DOCUMENTS AND CERTIFICATES REQUIRED TO BE DELIVERED UNDER THAT LETTER OF CREDIT HAVE BEEN DELIVERED AND THAT THEY COMPLY ON THEIR FACE WITH THE REQUIREMENTS OF THAT LETTER OF CREDIT.

          (c) ISSUANCE OF LETTERS OF CREDIT. Upon the satisfaction of all relevant conditions set forth in Section 4.3, and provided that the issuance of such Letter of Credit would not violate any law, regulatory restriction or internal policy of the Issuing Bank at the time such issuance is requested, the Issuing Bank shall issue a Letter of Credit by delivering the Letter of Credit to the beneficiary, and shall promptly notify the Agent and each Lender of the amount and terms thereof. If the Issuing Bank declines to issue the requested Letter of Credit, it shall promptly so notify the Borrower and the Borrower shall withdraw its application therefor.

          (d) PARTICIPATION BY LENDERS IN LETTERS OF CREDIT. Upon the issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably purchased from the Issuing Bank, without recourse to or warranty from the Issuing Bank, a pro rata undivided participation in the Letter of Credit, in an amount equal to the face amount of the Letter of Credit multiplied by that Lender's ratable share of the Revolving Commitments.

          (e) REIMBURSEMENT OF AMOUNTS DRAWN UNDER LETTER OF CREDIT. The Issuing Bank shall notify the Borrower and the Agent of each request for a drawing under a Letter of Credit, and the Borrower shall reimburse the Issuing Bank for such amount in immediately available funds prior to 11:00 A.M., San Francisco time, on the date of the drawing. In the event that the Borrower shall fail to so reimburse the Issuing Bank, the Issuing Bank shall promptly notify the Agent who shall promptly notify each Lender. Prior to 1:00 P.M., San Francisco time, on the date of such notice, each Lender shall make a payment under its participation in such Letter of Credit (which, except as provided in Section 2.5((f))((iii)), shall constitute a Revolving Loan to the Borrower) in an amount equal to that Lender's ratable share of the unreimbursed amount of such drawing, by depositing immediately available funds in such amount to the account of the Agent set forth on the signature pages hereof. The Agent shall promptly pay to the Issuing Bank the proceeds of such Revolving Loans, which shall be used by the Issuing Bank to repay the unreimbursed amount. Such Revolving Loans shall be evidenced by the Revolving Notes and shall initially be Base Rate Loans. The obligation of each Lender to reimburse the Issuing Bank is absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit as set forth herein. If any Lender fails to make available to the Agent the amount of such Lender's participation in such Letter of Credit as provided above, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon, for each day from the date of notice to such Lender to the date such amount is paid to the Issuing Bank at rate which is at all times equal to three percent (3%) per annum in excess of the Base Rate in effect from time to time; PROVIDED that if the failure to pay is solely the result of an administrative error (which determination shall be made by the Agent in its sole discretion), or is solely the result of the Lender receiving notice too late in the day to make payment to the Agent on that day, then the interest rate for the first day of such delay shall be the Federal Funds Rate.

          (f) COMPENSATION. The Borrower agrees to pay the following amounts to the Agent with respect to Letters of Credit:

               (i) with respect to each Letter of Credit, payable on the date of issuance of such Letter of Credit, a non-refundable Letter of Credit fee for the account of the

Issuing Bank equal to one percent (1.0%) per annum of the stated amount of such Letter of Credit;

               (ii) with respect to each Letter of Credit, a Letter of Credit fee for the period from and including the date of issuance of the Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated for the ratable benefit of the Lenders at a rate per annum equal to the Applicable Margin for LIBO Rate Loans multiplied by the stated amount of the Letter of Credit, payable on the date of issuance of the Letter of Credit for the period from the date of issuance to the last day of the next occurring March, June, September and December, and thereafter payable quarterly in arrears on the last day of each March, June, September and December;

               (iii) with respect to drawings made under any Letter of Credit, to the extent a Revolving Loan is not made to reimburse the Issuing Bank for each such drawing, or the Issuing Bank is not otherwise reimbursed for any reason, interest, for the ratable benefit of the Lenders, payable on demand, on the amount paid by the Issuing Bank in respect of each such drawing from the date of the drawing through the date such amount is reimbursed the Borrower at a rate which is at all times equal to three percent (3%) per annum in excess of the Base Rate in effect from time to time;

               (iv) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, for the account of the Issuing Bank, such issuance, documentary and processing charges in accordance with the Issuing Bank's standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

          (g) OBLIGATIONS ABSOLUTE. The obligations of the Borrower to reimburse the Issuing Bank for drawings made under each Letter of Credit and the obligation of the Lenders under Section 2.5((e)) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

               (i) any lack of validity or enforceability of any Letter of Credit;

               (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Agent or any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the beneficiary for which the Letter of Credit was procured);

               (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) payment against any draft, document or other demand for payment that does not comply with the terms of the Letter of Credit, provided that such payment does not constitute gross negligence or willful misconduct on the part of the Issuing Bank; or

               (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

          (h) PAYMENTS AVOIDED. If any payment received on account of any reimbursement obligation in respect of a Letter of Credit and distributed to a Lender as a participant under this Section 2.5 is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding relating to the Borrower, each Lender that received a distribution in respect of such payment shall, upon demand by the Agent, pay to the Issuing Bank the amount of such distribution received by such Lender.

     2.6  THE TERM LOANS.

          (a) THE TERM COMMITMENT. Each Lender agrees, severally and not jointly, on the terms and conditions hereinafter set forth, to make Loans (each, a "TERM LOAN") to the Borrower from time to time during the period from the date hereof to and including the Term Commitment Termination Date in an aggregate amount not to exceed such Lender's Term Commitment; PROVIDED, HOWEVER, that no Lender shall be obligated on any date to make a Loan which, when added to the outstanding Loans and the Letter of Credit Usage, would exceed the Borrowing Base. Each Term Loan shall consist of a LIBO Rate Loan or a Base Rate Loan, as determined by the Borrower and notified to the Agent in accordance with Section 2.6(b) and shall be in a minimum amount of $500,000; provided that a Term Loan consisting of a LIBO Rate Loan shall be in a minimum amount of $2,000,000. Each Term Loan shall be made on the same day by the Lenders ratably according to their respective Term Commitments. Term Loans, once repaid, may not be reborrowed.

          (b) MAKING THE TERM LOANS.

               (i) The Borrower may borrow under the Term Commitments on any Business Day if the Borrowing is to consist of a Base Rate Loan and on any LIBO Business Day if the Borrowing is to consist of a LIBO Rate Loan, PROVIDED that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., San Francisco time) (i) three (3) LIBO Business Days prior to the requested Borrowing date in the case of a LIBO Rate Loan, and (ii) one (1) Business Day prior to the requested Borrowing date in the case of a Base Rate Loan, specifying (A) the amount of the proposed Borrowing, (B) the requested date of the Borrowing, (C) whether the Borrowing is to consist of a LIBO Rate Loan or a Base Rate Loan, and (D) if the Loan is to be a LIBO Rate Loan, the length of the Interest Period therefor. Promptly following receipt of such notice, the Agent shall notify each Lender of the date of the Loan, whether the Loan will be a Base Rate Loan or a LIBO Rate Loan, the amount of that Lender's pro rata share of the Loan and, if the Loan is a LIBO Rate Loan, of the applicable Interest Period. Not later than 1:00 P.M., San Francisco time, on the date specified for any Loan, each Lender shall deposit immediately available funds in the amount of its pro rata share of the Loan to the account of the Agent set forth on the signature pages hereof. Upon satisfaction of the applicable conditions set forth in Article IV, the Agent will make available the proceeds of all such Loans to the Borrower by crediting the account of the Borrower on the books of the Agent, or as otherwise directed by the Borrower.

               (ii) The notice of Borrowing may be given orally (including telephonically) or in writing (including telex or facsimile transmission); PROVIDED that any oral notice shall be confirmed in writing on the same Business Day and all written notices and confirmation shall be in the form of the Notice of Term Loan attached hereto as EXHIBIT D. Any conflict regarding a notice or between an oral notice and a written notice applicable to the same Borrowing shall be conclusively determined by the Agent's books and records. The Agent's failure to receive any written notice of a particular Borrowing shall not relieve the Borrower of its obligations to repay the Borrowing made and to pay interest thereon. The Agent shall not incur any liability to the Borrower in acting upon, and shall be entitled to rely upon, any notice of Borrowing, or any notice of interest rate conversion or extension or regarding any Letter of Credit, which the Agent believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

               (iii) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (1) of this Section 2.6((b)) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's pro rata share of such Borrowing for purposes of this Agreement. The failure of any Lender to make available its pro rata share of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder, to make available its pro rata share of such Borrowing on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make available its pro rata share of any Borrowing on the date of any Borrowing.

          (c) TERM NOTES. The Term Loans made by the Lenders pursuant hereto shall be evidenced by promissory notes of the Borrower, substantially in the form of EXHIBITS B-1 AND B-2 (the "TERM NOTES"), payable to the order of each Lender and representing the obligation of the Borrower to pay the unpaid principal amount of the Term Loans made by that Lender, with interest thereon as prescribed in Section 2.3. Each Lender is hereby authorized to record in its books and records and on any schedule annexed to its Term Note, the date and amount of the Term Loans made by that Lender and the date and amount of each payment of principal thereof, and in the case of LIBO Rate Loans, the Interest Period and interest rate with respect thereto, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that failure by any Lender to effect such recordation shall not affect the Borrower's obligations hereunder. Prior to the transfer of a Term Note, the transferring Lender shall record such information on any schedule annexed to and forming a part of such Term Note.

          (d) TERM COMMITMENT FEE. The Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a commitment fee on the average daily unused portion of the Term Commitments, from the execution date of this Agreement until the Term Commitment Termination Date at the rate of one half of one percent (0.50%) per annum (the "Term Commitment Fee"), payable in arrears on the last day of each calendar quarter commencing on the first such date occurring after the date of this Agreement. The Term Commitment Fee shall be calculated on the basis of a 360-day year for the actual days elapsed, and shall be non-refundable.

     2.7 SECURITY FOR LOANS. As security for the payment and performance of its obligations hereunder, the Borrower hereby grants to the Agent as collateral agent for the Lenders a security interest in all of the Borrower's right, title and interest in and to the collateral described in the Security Agreement and Intellectual Property Security Agreement executed by the Borrower in favor of the Agent as collateral agent for the Lenders.

                                   ARTICLE III

                     GENERAL PROVISIONS CONCERNING THE LOANS

     3.1 USE OF PROCEEDS. The proceeds of the Revolving Loans shall be used by the Borrower for working capital purposes. The proceeds of the Term Loans shall be used by the Borrower for the purchase of equipment, and other general corporate purposes.

     3.2 POST MATURITY INTEREST. Notwithstanding anything to the contrary contained in Section 2.3, if all or a portion of the principal amount of any of the Loans made hereunder or any interest accrued thereon, or any fees or other amounts owing hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue amount shall bear interest at a rate per annum which is equal to five percent (5%) above the highest rate which would otherwise be applicable pursuant to Section 2.3, from the date of such nonpayment until paid in full (after as well as before judgment), payable on demand. In addition, such Loan, if a Loan other than a Base Rate Loan, shall be converted to a Base Rate Loan at the end of the then current Interest Period therefor. Payment or acceptance of increased rates of interest provided for in this Section 3.2 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

     3.3 COMPUTATION OF INTEREST AND FEES.

          (a) CALCULATIONS. Interest in respect of all Loans and fees hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. Interest payable pursuant to Section 2.5 shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on a Base Rate Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

          (b) DETERMINATION BY AGENT. Each determination of an interest rate or fee by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

     3.4 PAYMENTS. The Borrower shall make each payment of principal, interest and fees hereunder and under the Notes, without setoff or counterclaim, not later than 10:00 A.M., San Francisco time, on the day when due in lawful money of the United States of America to the Agent at the office of the Agent designated from time to time in immediately available funds. The Borrower hereby authorizes the Agent (i) to charge its accounts with the Agent in order to cause payment to be made to the Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose), and (ii) to make Revolving Loans in order to cause payment to be made to Agent of all interest, fees and expenses due hereunder. The Agent shall promptly pay to each Lender its pro rata share of each payment received by the Agent.

     3.5 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     3.6 REDUCED RETURN. If any Lender or the Issuing Bank shall have determined that, after the date hereof, the adoption, phase-in, effectiveness or applicability of any applicable law, regulation, rule, treaty, order or regulatory requirement ("REQUIREMENT") regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or the Issuing Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender's or the Issuing Bank's capital as a consequence of its undrawn Commitments and obligations hereunder, the Letters of Credit issued hereunder or its obligation to purchase a participation in the Letters of Credit to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration that Lender's or the Issuing Bank's, as the case may be, policies with respect to capital adequacy) by an amount deemed by that Lender or the Issuing Bank, as the case may be, to be material, then from time to time, within five (5) Business Days after demand by such Lender or the Issuing Bank, as the case may be, the Borrower shall pay to that Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate that Lender or the Issuing Bank, as the case may be, for such reduction.

     3.7  INDEMNITIES.

          (a) GENERAL. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Agent, the Issuing Bank and each Lender, and the shareholders, officers, directors, employees and agents of the Agent, the Issuing Bank and each Lender (each, an "INDEMNIFIED PERSON"), harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and costs (including the reasonable estimate of the allocated cost of in-house legal counsel and staff) and including costs of investigation, document production, attendance at a deposition, or other discovery, with respect to or arising out of (i) any proposed acquisition by the Borrower or any of its Subsidiaries of any Person or any securities (including a self-tender),
(ii) this Agreement or any use of proceeds hereunder, (iii) the issuance of any Letter of Credit or the failure by the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission of any government or governmental authority, or (iv) any claim, demand, action or cause of action being asserted against the Agent, any Lender, the Borrower or any of its Subsidiaries, whether or not any Indemnified Person is a party thereto, including, without limitation, any claim under any environmental law, rule or regulation, or any dispute between or among any parties to the Loan Documents (collectively, the "INDEMNIFIED LIABILITIES"), except to the extent such Indemnified Liabilities result from the gross negligence or willful misconduct of the Agent, the Issuing Bank or any Lender. If any claim is made, or any action, suit or proceeding is brought, against any Indemnified Person pursuant to this Section, the Indemnified Person shall notify the Borrower of such claim or of the commencement of such action, suit or proceeding, and the Borrower at its option may, or at the request of the Indemnified Person will, control and direct the defense of such action, suit or proceeding, employing counsel selected by the Borrower and reasonably satisfactory to the Indemnified Person, and pay the fees and expenses of such counsel; PROVIDED, HOWEVER, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Person shall have the right to employ separate counsel at the Borrower's expense and to control and direct its own defense of such action, suit or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (i) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to the Borrower that the Borrower cannot assert, or (ii) a conflict or potential conflict exists between the Borrower and such Indemnified Person that would make such separate representation advisable. The Borrower agrees that it will not, without the prior written consent of the Agent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding with respect to which the indemnification provided for in this Section is available (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Agent and each other Indemnified Person from all liability arising or that may arise out of such claim, action, suit or proceeding. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 3.7 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by any Indemnified Person. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

          (b) FUNDING LOSSES. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBO Rate Loans hereunder, which such Lender may sustain or incur as a consequence of (i) default by the Borrower in payment of the principal amount of or interest on the LIBO Rate Loans of that Lender, (ii) default by the Borrower in making a conversion or continuation after the Borrower has given a notice thereof, (iii) default by the Borrower in making any payment after the Borrower has given a notice of payment or (iv) the Borrower making any payment of a LIBO Rate Loan on a day other than the last day of the Interest Period for such Loan. For purposes of this Section and Section 3.12, it shall be assumed that the affected Lender had funded or would have funded 100%, as the case may be, of a LIBO Rate Loan in the London interbank market for an amount and term. The determination of such amount by such Lender shall be presumed correct in the absence of manifest error. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

          (c) LETTERS OF CREDIT. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Issuing Bank, including any act or omission by any government or governmental authority. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's rights or powers hereunder. In furtherance and extension and not in limitation of the specific provisions set forth herein, any action taken or omitted by the Issuing Bank, under or in connection with the Letters of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Bank under any resulting liability to the Borrower.

     3.8 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     3.9 SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, then such Lender shall forthwith purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.9 or any other provision of this Agreement may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right to set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          3.10 INABILITY TO DETERMINE INTEREST RATE. In the event that the Agent or any Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBO Rate applicable pursuant to Section 2.3 for any Interest Period with respect to a LIBO Rate Loan that will result from a requested LIBO Rate Loan or that such rate of interest does not adequately cover the cost of funding such Loan, the Agent or such Lender shall forthwith give notice of such determination to the Borrower not later than 1:00 P.M., San Francisco time, on the requested Borrowing date, the requested conversion date or the last day of an Interest Period of a Loan which was to have been continued as a LIBO Rate Loan. If such notice is given and has not been withdrawn (i) any requested LIBO Rate Loan shall be made as a Base Rate Loan, or, at the Borrower's option, such Loan shall not be made, (ii) any Loan that was to have been converted to a LIBO Rate Loan shall be continued as, or converted into, a Base Rate Loan and (iii) any outstanding LIBO Rate Loan shall be converted, on the last day of the then current Interest Period with respect thereto, to a Base Rate Loan. Until such notice has been withdrawn by the Agent, no further LIBO Rate Loans shall be made and the Borrower shall not have the right to convert a Loan to a LIBO Rate Loan. The Agent will review the circumstances affecting the London interbank market from time to time and the Agent will withdraw such notice at such time as it shall determine that the circumstances giving rise to said notice no longer exist.

          3.11 REQUIREMENTS OF LAW. In the event that any law, regulation or directive or any change therein or in the interpretation or application thereof or compliance by any Lender or the Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

          (a) does or shall subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loan made hereunder, or any Letter of Credit issued hereunder, or change the basis of taxation of payments to any Lender or the Issuing Bank of principal, fee, commission, interest or any other amount payable hereunder

(except for changes in the rate of tax on the overall net income of such Lender or the Issuing Bank);

          (b) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, Letters of Credit issued by, or other credit extended by, or any other acquisition of funds by, any office of any Lender or the Issuing Bank;

          (c) does or shall impose on any Lender or the Issuing Bank any other condition;

and the result of any of the foregoing is to increase the cost to any Lender or the Issuing Bank of maintaining its Revolving Commitment or the LIBO Rate Loans, or of issuing, renewing or maintaining the Letters of Credit or purchasing a participation therein, or to reduce any amount receivable thereunder (which increase or reduction shall be determined by such Lender's or the Issuing Bank's, as the case may be, reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, within three (3) Business Days of its demand, any additional amounts necessary to compensate such Lender or the Issuing Bank, as the case may be, for such additional cost or reduced amount receivable as determined by such Lender or the Issuing Bank, as the case may be, with respect to this Agreement. If any Lender or the Issuing Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall notify the Borrower of the event by reason of which it has become so entitled. A statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence submitted by the affected Lender or the Issuing Bank, as the case may be, to the Borrower shall be conclusive in the absence of manifest error.

          3.12 ILLEGALITY. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful, impossible, or impracticable for any Lender to make or maintain LIBO Rate Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make LIBO Rate Loans or convert Base Rate Loans to LIBO Rate Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as LIBO Rate Loans, if any, shall be converted automatically to Base Rate Loans on the next succeeding Interest Payment Date or within such earlier period as allowed by law. The Borrower hereby agrees to pay each Lender, within three (3) Business Days of its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section, including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBO Rate Loans hereunder (such Lender's notice of such costs, as certified to the Borrower and the Agent to be conclusive absent manifest error).

          3.13 OBLIGATION OF LENDERS AND ISSUING BANK TO MITIGATE. Each Lender and Issuing Bank agrees that, as promptly as practicable after the officer of such Lender or Issuing Bank responsible for administering the Loans or Letters of Credit of such Lender or Issuing Bank, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender or Issuing Bank to receive payments under Section 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Bank and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Bank through another lending or letter of credit office of such Lender or Issuing Bank, or (ii) take such other measures as such Lender or Issuing Bank may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender or Issuing Bank pursuant to Section 3.6 would be materially reduced and if, as determined by such Lender or Issuing Bank in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Bank; PROVIDED that such Lender or Issuing Bank will not be obligated to utilize such other lending or letter of credit office pursuant to this Section 3.13 unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Bank as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Bank to Borrower (with a copy to Agent) shall be conclusive absent manifest error.

                                   ARTICLE IV


          CONDITIONS OF LENDING 4.1 CONDITIONS PRECEDENT TO INITIAL LOANS. The obligation of each Lender to make its initial Loan is subject to the conditions precedent that:

          (a) The Agent shall have received on or before the day of the initial Borrowing the following, each dated such day (except for the document referred to in clause ((ii))), in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

          (i) The Notes issued by the Borrower to the order of each Lender;

          (ii) Copies of the Articles or Certificate of Incorporation, or other organizational document of the Borrower and each Guarantor, certified as of a recent date by the Secretary of State of its state of formation or incorporation;

          (iii) Copies of the Bylaws, if any, of the Borrower and each Guarantor, certified by the Secretary or an Assistant Secretary of such party;

          (iv) Copies of resolutions of the Board of Directors or other authorizing documents of the Borrower and each Guarantor, approving the Loan Documents and the Borrowings and the reimbursement obligations under the Letters of Credit issued hereunder;

          (v) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower and each Guarantor or equivalent document, certifying the names and signatures of the officers of the Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

          (vi) A good standing certificate for Borrower and each Guarantor, issued as of a recent date by the Secretary of State of (A) the state in which Borrower and each Guarantor is incorporated and (B) each state in which it owns material assets and conducts material operations;

          (vii) Executed copies of all Loan Documents;

          (viii) A Notice of Revolving Loan, executed by the chief financial officer of Borrower;

          (ix) The Guaranty, the Subsidiary Security Agreement, and the Subsidiary Intellectual Property Security Agreement, each duly executed by each Guarantor together with evidence satisfactory to the Agent that all other actions necessary or advisable to perfect and protect the security interest created by the Subsidiary Security Agreement and Subsidiary Intellectual Property Security Agreement have been taken, including delivery to the Agent of financing statements duly executed by each Guarantor in form sufficient for filing in all offices in which the Agent may consider filing to be appropriate in order to perfect the Lenders' security interest;

          (x) Certificates representing the Pledged Shares referred to in
Schedule III to the Security Agreement, accompanied by undated stock powers executed in blank;

          (xi) Certificates as to coverage under the insurance policies required by the Security Agreement, endorsed or otherwise amended to include lender's loss payable endorsement and to name the Agent as additional insured and loss payee; and

          (xii) Such other matters as the Agent acting on behalf of the Lenders may reasonably request.

          (b) The Borrower shall have paid to the Agent, for distribution (as appropriate) to the Agent and the Lenders, the fees payable as required in
Section 2.1.

          (c) The Borrower shall have executed and delivered to each Lender a Warrant and Registration Rights Agreement;

          (d) The Borrower shall have executed and delivered all financing statements, notices, and other documents necessary or appropriate to perfect the security interest of Agent on behalf of itself and the Lenders in the assets of Borrower, and such financing statements, notices and other documents shall have been filed or recorded with or delivered to the appropriate Person;

          (e) The Borrower shall have delivered to Lenders one or more legal opinions from its counsel, which opinions shall be acceptable to Lenders;

          (f) The Borrower shall have delivered to Lenders a Borrowing Base Certificate prepared as of a recent date prior to the date of the initial Loan;

          (g) The Borrower shall have delivered to the Trustee under the Indenture an officer's certificate certifying to the Trustee that it has designated the Debt under Section 2.1 hereof as "Designated Senior Debt" for purposes of the Indenture, and shall have delivered a copy of such certificate to the Lenders; and

          (h) All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Agent and its counsel, and each Lender, and the Agent and the Agent's counsel shall have received any and all further information and documents which the Agent or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

          4.2 CONDITIONS PRECEDENT TO EACH BORROWING. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing:

          (a) the following statements shall be true and the Agent shall have received the notice required by Section 2.1((b)), which notice shall be deemed to be a certification by the Borrower that:

          (i) the representations and warranties contained in Section 5.1 are correct on and as of the date of such Borrowing as though made on and as of such date (except to the extent they relate specifically to any earlier date, in which case such representations and warranties shall continue to have been correct as of such date),

          (ii) no event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default, and

          (iii) all Loan Documents are in full force and effect,

          (iv) after giving effect to such requested Loan, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Usage shall not exceed the Commitments then in effect, and

          (b) each Lender shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

          4.3 CONDITIONS PRECEDENT TO EACH LETTER OF CREDIT. The issuance of any Letter of Credit hereunder is subject to the prior or concurrent satisfaction of all of the following conditions:

          (a) On or before three (3) Business Days prior to the date of issuance of the initial Letter of Credit, each of the conditions set forth in Section 4.1 shall have been satisfied or waived and the initial Loan shall have been made hereunder.

          (b) On or before the date of issuance, the Issuing Bank shall have received the executed application for such Letter of Credit in the form customarily required by the Issuing Bank and all other information specified in
Section 2.5((b)) and such other documents as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

          (c) On the date of issuance, all conditions precedent described in
Section 4.2 shall be satisfied to the same extent as though the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were the date of a Borrowing.

                                    ARTICLE V


                         REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants as follows:

          (a) ORGANIZATION. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation. The Borrower and each of its Subsidiaries is also duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on its business in the locations and in the manner presently conducted, except where the failure to be so authorized, qualified or licensed could not reasonably be expected to have a Material Adverse Effect.

          (b) AUTHORIZATION, EXECUTION AND DELIVERY. The execution, delivery and performance by the Borrower of the Loan Documents, and the making of Borrowings hereunder, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter, by-laws or other organizational document or (ii) except to the extent not resulting in a Material Adverse Effect, any law or regulation (including Regulations T, U and X) or any contractual restriction binding on or affecting the Borrower. Each of the Loan Documents have been duly executed and delivered by Borrower.

          (c) GOVERNMENTAL CONSENTS. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (except routine reports required pursuant to the Securities Exchange Act of 1934, as amended (if such act is applicable to the Borrower), which reports will be made in the ordinary course of business) is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

          (d) EXECUTIVE OFFICES; FEIN. As of the date of this Agreement, the current location of Borrower's chief executive office and principal place of business, together with each location at which any Inventory is located, are set forth on SCHEDULE 5.1((d)), and none of such locations have changed within the twelve (12) months preceding the execution date of this Agreement. In addition, SCHEDULE 5.1((D)) lists the federal employer identification number of Borrower.

          (e) VALIDITY. The Loan Documents are the binding obligations of the Borrower or other executing Person, if any, enforceable in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

          (f) FINANCIAL CONDITION. The balance sheets of the Borrower and its consolidated Domestic Subsidiaries as at December 31, 1997 and September 30, 1998 and the related statements of income and retained earnings of the Borrower and its consolidated Domestic Subsidiaries for the fiscal year and fiscal month then ended, copies of which have been furnished to each Lender, fairly present the financial condition of the Borrower and its consolidated Domestic Subsidiaries as at such dates and the results of the operations of the Borrower and its consolidated Domestic Subsidiaries for the respective periods ended on such dates, all in accordance with GAAP, consistently applied, and since September 30, 1998 there has been no material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Borrower and its Domestic Subsidiaries, taken as a whole.

          (g) LITIGATION. Except as set forth on SCHEDULE 5.1((g)), there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the consolidated financial condition or operations of the Borrower or which may have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

          (h) EMPLOYEE BENEFIT PLANS. The Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, other than any such non-compliance that would not reasonably be expected to cause a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan. The excess of the actuarial present value of all benefit liabilities under all Pension Plans over the fair market value of the assets allocable to such benefit liabilities are not greater than five percent (5%) of Consolidated Tangible Net Worth. For purposes of the preceding sentence, the terms "actuarial present value" and "benefit liabilities" shall have the meanings specified in Section 4001 of ERISA, using the actuarial methods and assumptions adopted by the Pension Plans in satisfying the funding obligations of Section 412 of the Internal Revenue Code.

          (i) DISCLOSURE. No representation or warranty of the Borrower contained in this Agreement or any other document, certificate or written statement furnished to the Agent or any Lender by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower (other than matters of a general economic nature) which materially adversely affects the business, operations, properties, assets, or condition (financial or otherwise) of the Borrower and its Domestic Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Agent or any Lender for use in connection with the transactions contemplated hereby.

          (j) MARGIN STOCK. The aggregate value of all margin stock (as defined in Regulation U) directly or indirectly owned by the Borrower and its Domestic Subsidiaries is less than 25% of the aggregate value of the Borrower's assets. No proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          (k) ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 5.1((k)), neither the Borrower nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, to the best of their knowledge, any other Person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Borrower or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in liability to the Borrower or any Domestic Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500,000 for all such violations; and the unresolved violations set forth in said Schedule will not result in liability to the Borrower or any Domestic Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500,000 for all such unresolved violations. Except as set forth in said Schedule, no employee or other Person has ever made a claim or demand against the Borrower or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof; and the unsatisfied claims or demands against the Borrower or any Subsidiary set forth in said Schedule will not result in uninsured liability to the Borrower or any Domestic Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500,000 for all such unsatisfied claims or demands. Except as set forth in said Schedule, neither the Borrower nor any Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water; and the outstanding charges set forth in said Schedule will not result in liability to the Borrower or any Domestic Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500,000 for all such outstanding charges.

          (l) PROJECTIONS. As of the date hereof, to the best knowledge of the Borrower, the assumptions set forth and/or utilized in the projections attached hereto as SCHEDULE 5.1((l)) are reasonable and consistent with each other and with all facts known to the Borrower and the projections are based on such assumptions. Nothing in this Section 5.1((l)) shall be construed as a representation or covenant that the projections in fact will be achieved.

          (m) EMPLOYEE MATTERS. There is no strike or work stoppage in existence or threatened involving the Borrower or its Domestic Subsidiaries that may materially adversely affect the consolidated financial condition or operations of the Borrower or that may have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

          (n) VENTURES, SUBSIDIARIES AND AFFILIATES; OUTSTANDING STOCK AND INDEBTEDNESS. Except as set forth in SCHEDULE 5.1((n)), Borrower has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding capital stock of Borrower and each Subsidiary is owned by each of the stockholders and in the amounts set forth on SCHEDULE 5.1((n)). Except as set forth in SCHEDULE 5.1((n)), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its capital stock or other equity securities or any capital stock or other equity securities of its Subsidiaries. Each Subsidiary set forth in SCHEDULE 5.1(n) is designated on such Schedule as either a Domestic Subsidiary or a Foreign Subsidiary, and SCHEDULE 5.1(N) sets forth the total value of assets transferred to each Subsidiary by the Borrower through the date of this Agreement.

          (o) GOVERNMENT REGULATION. Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, and "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur indebtedness or to perform its obligations hereunder. The making of the Revolving Loans by Lenders to Borrower, the issuance of Letters of Credit on behalf of Borrower, the application of the proceeds of Collateral and repayment of the Revolving Loans will not violate any provision of any such statute or any rule, regulation or order issued by the S.E.C.

          (p) TAXES. Except where failure to do so is not reasonably likely to result in any potential liability of the Borrower equal to or greater than $500,000, all tax returns, reports and statements, including information returns, required by any governmental authority to be filed by Borrower have been filed with the appropriate governmental authority and all claims asserted by any such authority have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding any such claims being contested in good faith and for appropriate reserves have been established on Borrower's financial statements. Proper and accurate amounts have been withheld by Borrower from its employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental authorities. SCHEDULE 5.1((p)) sets forth as of the execution date of this Agreement those taxable years for which Borrower's tax returns are currently being audited by the IRS or any other applicable governmental authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.

          (q) BROKERS. No broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the Revolving Loans, and Borrower has no obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

          (r) INTELLECTUAL PROPERTY. As of the execution date of this Agreement, Borrower owns or has rights to use all intellectual property (including all patents, trademarks, copyrights, licenses to use any of the foregoing, trade secrets, and know-how) necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each patent, trademark, copyright and license held by Borrower is listed, together with application or registration numbers, as applicable, on SCHEDULE 5.1((r)) hereto, and on EXHIBIT A, B, and C to the Intellectual Property Security Agreement. Borrower conducts its business and affairs without infringement of or interference with any intellectual property of any other Person.

          (s) INSURANCE. SCHEDULE 5.1((s)) lists all insurance policies of any nature maintained, as of the execution date of this Agreement, for current occurrences by Borrower, as well as a summary of the terms of each such policy.

          (t) CUSTOMER AND TRADE RELATIONS. As of the execution date of this Agreement, there exists no actual or, to the knowledge of Borrower, threatened termination or cancellation of, or any material adverse modification or change in: (i) the business relationship of Borrower with any material customer or group of customers; or (ii) the business relationship of Borrower with any supplier material to its operations.

          (u) SENIOR DEBT STATUS. All Debt and other obligations of Borrower under this Agreement, the Notes, and each of the other Loan Documents to which it is a party do rank and will rank senior in priority of payment to all other Debt of Borrower, except Debt of Borrower to the extent secured by Permitted Liens.

          (v) DESIGNATED SENIOR DEBT UNDER INDENTURE. All Debt of the Borrower under this Agreement and the other Loan Documents constitutes "Senior Debt" for purposes of the Indenture (the "Indenture") dated as of October 1, 1996, between the Borrower and The Bank of New York, as Trustee, relating to the Borrower's 13% Senior Subordinated Discount Notes due 2006, and the incurrence of such Debt does not violate the provisions thereof, or result in a "Default" or "Event of Default", as such terms are defined in the Indenture. Borrower hereby agrees that, at all times during the term of this Agreement, the maximum permitted amount of all Debt of the Borrower under Section 2.1 of this Agreement shall be and is hereby designated by the Borrower as "Designated Senior Debt" for purposes of the Indenture. Borrower has not designated, and agrees that it shall not designate, any other Debt as "Designated Senior Debt" as such term is defined in the Indenture.

          (w) YEAR 2000. Borrower and its Subsidiaries have reviewed the areas within their operations and business which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the Year 2000 Problem and have made related appropriate inquiry of material suppliers and vendors, and based on such review and program, the Year 2000 Problem will not have a material adverse effect upon the financial condition, operations or business of the Borrower and its Domestic Subsidiaries as now conducted. "Year 2000 Problem" means the possibility that any computer applications or equipment used by Borrower and its Subsidiaries may be unable to recognize and properly perform date sensitive functions involving certain dates prior to and any dates on or after December 31, 1999.

          (x) SOLVENCY. Both before and after giving effect to (i) the Revolving Loans and Letters of Credit to be made or issued on the date of this Agreement or such other date as Revolving Loans and Letters of Credit requested hereunder are made or issued, (ii) the disbursement of the proceeds of such Revolving Loans pursuant to the instructions of Borrower, and (c) the payment and accrual of all transactions costs in connection with the foregoing, Borrower and each Domestic Subsidiary are Solvent.

                                   ARTICLE VI


                                    COVENANTS

          6.1 AFFIRMATIVE COVENANTS. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding or unreimbursed or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

          (a) FINANCIAL INFORMATION. Furnish to each Lender and the Agent:

          (i) as soon as available, but in any event within five (5) days of the required date of filing of Form 10-K with the Securities and Exchange Commission, a copy of the consolidated and consolidating balance sheet of the Borrower and its consolidated Domestic Subsidiaries as at the end of each fiscal year and the related consolidated and consolidating statements of income and retained earnings (or comparable statement) and changes in financial position and cash flow for such year, setting forth in each case in comparative form the figures as at the end of the previous year as to the balance sheet and the figures for the previous corresponding period as to the other statements, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Agent, all such financial statements to be complete and correct in all material respects and in accordance with GAAP applied consistently throughout the fiscal year (except as approved by such accountants and disclosed therein), all reports on Forms 10-K filed with the Securities and Exchange Commission, and a letter from such accountants certifying as to whether Borrower is in compliance with the restrictions contained in Sections 6.2 (z) as at the end of each fiscal year;

          (ii) as soon as available, but in any event within five (5) days of the required date of filing of Form 10-Q with the Securities and Exchange Commission, a copy of the consolidated and consolidating balance sheet of the Borrower and its consolidated Domestic Subsidiaries as at the end of each quarter and the related consolidated and consolidating statements of income and retained earnings (or comparable statement) and changes in financial position and cash flow for such quarter and year to date, setting forth in each case in comparative form the figures as at the end of the previous quarter as to the balance sheet and the figures for the previous corresponding period as to the other statements, all such financial statements to be complete and correct in all material respects and in accordance with GAAP applied consistently throughout the fiscal year (except as approved by independent certified public accountants acceptable to the Agent), and all reports on Forms 10-Q filed with the Securities and Exchange Commission;

          (iii) as soon as available, but in any event within twenty (20) days after the end of each calendar month (except for those months which contain a required date of filing of Form 10-Q or 10-K with the Securities and Exchange Commission), a copy of the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Domestic Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income and retained earnings (or comparable statement) and changes in financial position and cash flow for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by a duly authorized officer of the Borrower as being fairly stated in all material respects subject to year end and audit adjustments, all such financial statements to be complete and correct in all material respects and in accordance with GAAP subject to normal year end and audit adjustments and the absence of footnotes, applied consistently throughout the period reflected therein (except as approved by such accountants and disclosed therein);

          (iv) together with each delivery of financial statements of the Borrower and its Domestic Subsidiaries pursuant to subdivisions ((i)), (ii) and ((ii)i) above, (A) an officers' certificate stating that the signers have reviewed the terms of the Loan Documents and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Domestic Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the officers' certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; (B) a Compliance Certificate in the form of EXHIBIT F hereto demonstrating in reasonable detail compliance during and at the end of such accounting periods with the restrictions contained in Sections 6.2((a)), ((b)),
(c), (d), (e), (f), (g) and (z) as of the end of the fiscal period covered thereby; and (C) a Borrowing Base Certificate in the form of EXHIBIT H hereto and (D) a Pricing Certificate in the form of EXHIBIT I hereto;

          (v) within thirty (30) days after the end of each fiscal year of the Borrower, the operating budgets, annual budgets, and sales projections of the Borrower and its Subsidiaries, each on a consolidated and consolidating basis;

          (vi) substantially concurrent with the sending or filing thereof, copies of all reports which the Borrower sends to a majority of its security holders, and copies of all reports and registration statements which the Borrower or any of its Domestic Subsidiaries files with the S.E.C. or any national securities exchange;

          (b) NOTICES AND INFORMATION. Deliver to the Agent and each Lender:

          (i) promptly upon any officer of the Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, (B) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.1((f)), (C) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower or any of its Domestic Subsidiaries equal to or greater than $500,000 or any adverse determination in any litigation involving a potential liability of the Borrower or any of its Domestic Subsidiaries equal to or greater than $500,000, or (D) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Domestic Subsidiaries, taken as a whole, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

          (ii) promptly, but in any event within five (5) Business Days after receipt thereof, copies of all management letters, exception reports or similar letters or reports received by Borrower from its independent certified public accountants;

          (iii) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any (A) Termination Event, or (B) "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

          (iv) with reasonable promptness copies of (A) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (B) upon a request from the Agent or a Lender, each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, and (C) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA under circumstances that would reasonably be expected to cause a Material Adverse Effect;

          (v) immediately upon any officer of the Borrower obtaining knowledge that the payment of notes under the Indenture has been accelerated because of an event of default thereunder, a written notice of such acceleration;

          (vi) promptly, but in any event within thirty (30) days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable federal, state or local law, rule, regulation, order or directive or any waste or by product thereof, or concerning the filing of a lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Internal Revenue Code if such act or omission may result in liability in an amount exceeding $500,000 for all such acts or omissions or if any such Lien, together with all other such Liens, is filed upon or against property the fair market value of which exceeds $500,000 in the aggregate; and

          (vii) promptly, but in any event within ten (10) days after request, such other information and data with respect to the Borrower or any of its Domestic Subsidiaries as from time to time may be reasonably requested by the Agent or any Lender.

          (c) CORPORATE EXISTENCE, ETC. At all times preserve and keep in full force and effect its and its Domestic Subsidiaries' corporate existence and rights and franchises material to its business and those of each of its Domestic Subsidiaries; PROVIDED, HOWEVER, that the corporate existence of any such Domestic Subsidiary may be terminated if such termination is in the best interest of the Borrower and is not materially disadvantageous to the holder of any Note.

          (d) BOOKS AND RECORDS. Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the financial statements previously delivered to Lenders.

          (e) PAYMENT OF TAXES AND CLAIMS. Pay, and cause each of its Domestic Subsidiaries to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in accordance with GAAP shall have been made therefor.

          (f) MAINTENANCE OF PROPERTIES; INSURANCE. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of the Borrower and its Domestic Subsidiaries and from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Domestic Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. The

Borrower will comply with any other insurance requirement set forth in any other Loan Document.

          (g) INSPECTION. Permit, upon reasonable notice and during normal business hours, any authorized representatives designated by the Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Domestic Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.

          (h) COMPLIANCE WITH LAWS, ETC. Exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including all environmental laws, rules, regulations and orders, noncompliance with which would materially adversely affect the business, properties, assets, operations, or condition (financial or otherwise) of the Borrower and its Domestic Subsidiaries, taken as a whole.

          (i) REGISTRATION OF INTELLECTUAL PROPERTY RIGHTS.

          (i) Borrower and Guarantor shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those intellectual property rights listed on Exhibits A, B and C to the Intellectual Property Security Agreement and Subsidiary Intellectual Property Security Agreement delivered in connection with this Agreement within thirty (30) days of the date of this Agreement, and shall promptly deliver to the Agent copies of such registrations. Borrower and Guarantor shall, within sixty (60) days of the date of this Agreement, deliver to the Agent revised Exhibits A, B and C to the Intellectual Property Security Agreement and Subsidiary Intellectual Property Security Agreement setting forth the titles, registration numbers, and registration dates of the intellectual property rights required to be registered pursuant to this Section. Borrower and each Guarantor shall register or cause to be registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those additional intellectual property rights developed or acquired by Borrower and each Guarantor from time to time, prior to the sale or licensing of such product to any third party, including without limitation revisions or additions to the intellectual property rights listed on such Exhibits A, B and C. Borrower and each Guarantor shall promptly notify the Agent of each such registration and promptly deliver to Agent copies thereof, together with updated Exhibits A, B and C to the Intellectual Property Security Agreement or Subsidiary Intellectual Property Security Agreement, as applicable, setting forth the titles, registration numbers, and registration dates of the intellectual property rights required to be registered pursuant to this Section.

          (ii) Borrower and each Guarantor shall execute and deliver such additional instruments and documents from time to time as the Agent shall reasonably request to perfect the Agent's and the Lenders' security interest in the Intellectual Property Collateral (as defined in the Intellectual Property Security Agreement).

          (iii) Borrower and each Guarantor shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, and Copyrights (as such terms are defined in the Intellectual Property Security Agreement), (ii) use its best efforts to detect infringements of the Trademarks, Patents, and Copyrights and promptly advise the Agent in writing of material infringements detected and (iii) not allow any Trademarks, Patents, or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of the Majority Lenders, which shall not be unreasonably withheld.

          (iv) the Agent shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower or each Guarantor is required under this Section to take but which Borrower or such Guarantor fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify the Agent for all reasonable costs and expenses incurred in the exercise of its rights under this Section.

          (j) PRINCIPAL DEPOSITORY. Prior to or promptly after the closing of this Agreement, Borrower shall conduct a review of Agent's banking and other investment services, and promptly thereafter shall use its best efforts to establish its primary depository, operating and investment accounts with Agent.

          (k) INTELLECTUAL PROPERTY. Borrower will conduct its business and affairs without infringement of or interference with any intellectual property of any other Person.

          (l) ENVIRONMENTAL MATTERS. Borrower shall: (i) conduct its operations and keep and maintain its real property in compliance with all environmental laws and environmental permits; (ii) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with environmental laws and environmental permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any hazardous material on, at, in, under, above, to, from or about any of its real property; (iii) notify Agent promptly after Borrower becomes aware of any violation of environmental laws or environmental permits or any release on, at, in, under, above, to, from or about any real property which is reasonably likely to result in Environmental Liabilities in excess of $500,000; and (iv) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by Borrower in connection with any such violation or release or any other matter relating to any environmental laws or environmental permits that could reasonably be expected to result in liabilities in excess of $500,000.

          (m) LANDLORDS' AGREEMENTS, MORTGAGE AGREEMENTS AND BAILEE LETTERS. Borrower shall use its best efforts to obtain a landlord's agreement, mortgage agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where collateral is located (except for temporary storage facilities containing an aggregate amount of collateral not exceeding $500,000 in value at any time), within thirty (30) days of the date of this Agreement, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory or collateral at that location, and shall otherwise be satisfactory in form and substance to Agent. Borrower shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any collateral is or may be located.

          (n) YEAR 2000 COMPLIANCE. Borrower shall perform all acts reasonably necessary to ensure that (a) Borrower and any business in which Borrower holds a substantial interest, and (b) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this paragraph, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall immediately upon request, provide to the Agent such certifications or other evidence of Borrower's compliance with the terms of this paragraph as the Agent may from time to time require.

          (o) NEW SUBSIDIARIES. Promptly upon any Person becoming a Subsidiary of Borrower, Borrower shall deliver to the Agent a written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower and (ii) all of the data required to be set forth in
SCHEDULE 5.1(n) with respect to all Subsidiaries of the Borrower (it being understood that such written notice shall be deemed to supplement SCHEDULE 5.1(n) for all purposes of this Agreement).

          (p) NATIONSBANK ACCOUNTS. Within ten (10) business days of the date on which the letter of credit issued by NationsBank, N.A. for the account of the Borrower referred to on SCHEDULE 6.2(h) expires or terminates and is no longer required by the beneficiary thereof, Borrower shall transfer all monies and other property contained in the accounts securing Borrower's obligations thereunder, together with any other accounts maintained at NationsBank, N.A., either to Imperial Bank in accordance with the provisions of Section 6.1(j), or to such other account or accounts in which the Agent, for the benefit of the Lenders, has a first priority perfected security interest.

          (q) FURTHER ASSURANCES. Borrower shall, at its expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

          6.2 NEGATIVE COVENANTS. So long as any Note shall remain unpaid, any Letter of Credit shall remain outstanding or unreimbursed or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

          (a) DIRECT CONTRIBUTION MARGIN TO COINSTAR PROCESSING REVENUE. Permit the ratio of Direct Contribution Margin to Coinstar Processing Revenue to be less than: (i) 0.40 to 1.0 as of the last day of any calendar month during the period from January 1, 1999 through June 30, 1999; (ii) 0.425 to 1.0 as of the last day of any calendar month during the period from

July 1, 1999 through September 30, 1999; or (iii) 0.45 to 1.0 as of the last day of any calendar month during the period from October 1, 1999 through December 31, 1999.

          (b) DIRECT CONTRIBUTION MARGIN LESS BASE LINE OVERHEAD TO CONSOLIDATED PROFORMA DEBT SERVICE. Permit the ratio of Direct Contribution Margin MINUS $10,000,000 to Consolidated Proforma Debt Service to be less than: (i) 1.50 to
1.0 as of the last day of any calendar month during the period from January 1, 1999 through June 30, 1999; or (ii) 1.75 to 1.0 as of the last day of any calendar month during the period from July 1, 1999 through December 31, 1999.

          (c) CONSOLIDATED SENIOR DEBT TO COINSTAR UNITS. Permit the ratio of Consolidated Senior Debt to the number of installed Coinstar Units to be greater than: (i) $3,000 to 1 as of the last day of any calendar month during the period from January 1, 1999 through December 31, 1999; or (ii) $4,000 to 1 as of the last day of any fiscal quarter of the Borrower from and after January 1, 2000, PROVIDED that any failure to comply with such restrictions shall be excused if Borrower delivers a supplemental Compliance Certificate to Lender within twenty
(20) days of the last day of such month or such quarter, as the case may be, demonstrating in reasonable detail compliance with the restrictions contained herein.

          (d) CONSOLIDATED EBITDA TO CONSOLIDATED SENIOR DEBT SERVICE. Permit the ratio of Consolidated EBITDA to Consolidated Senior Debt Service to be less than: (i) 1.75 to 1.0 as of the last day of any fiscal quarter of the Borrower during the period from January 1, 2000 through December 31, 2000; or (ii) 2.0 to
1.0 as of the last day of any fiscal quarter of the Borrower from and after January 1, 2001.

          (e) CONSOLIDATED EBITDA TO CONSOLIDATED TOTAL DEBT SERVICE. Permit the ratio of Consolidated EBITDA to Consolidated Total Debt Service to be less than:
(i) 1.25 to 1.0 as of the last day of any fiscal quarter of the Borrower during the period from January 1, 2000 through December 31, 2000; (ii) 1.50 to 1.0 as of the last day of any fiscal quarter of the Borrower during the period from January 1, 2001 through December 31, 2001; or (iii) 1.75 to 1.0 as of the last day of any fiscal quarter of the Borrower from and after January 1, 2002.

          (f) CONSOLIDATED SENIOR DEBT TO CONSOLIDATED EBITDA. Permit the ratio of Consolidated Senior Debt to Consolidated EBITDA to be greater than: (i) 2.0 to 1.0 as of the last day of any fiscal quarter of the Borrower during the period from January 1, 2000 through December 31, 2000; or (ii) 1.50 to 1.0 as of the last day of any fiscal quarter of the Borrower from and after from January 1, 2001.

          (g) CONSOLIDATED TOTAL DEBT TO CONSOLIDATED EBITDA. Permit the ratio of Consolidated Total Debt to Consolidated EBITDA to be greater than: (i) 6.50 to 1.0 as of the last day of either of the fiscal quarters ending March 31, 2000 or June 30, 2000; (ii) 5.0 to 1.0 as of the last day of either of the fiscal quarters ending September 30, 2000 or December 31, 2000; (iii) 4.0 to 1.0 as of the last day of either of the fiscal quarters ending March 31, 2001 or June 30, 2001; (iv) 3.50 to 1.0 as of the last day of either of the fiscal quarters ending September 30, 2001 or December 31, 2001; or (v) 2.50 to 1.0 as of the last day of any fiscal quarter of the Borrower from and after January 1, 2002.

          (h) LIENS, ETC. Create or suffer to exist, or permit any of its Domestic Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than:

          (i) Liens existing on the date hereof and set forth in SCHEDULE 6.2((h)); provided, that Liens securing Borrower's obligations under the letter of credit issued by NationsBank, N.A. referred to on SCHEDULE 6.2(h) shall be released within ten (10) business days after such letter of credit expires or terminates and is no longer required by the beneficiary thereof;

          (ii) Permitted Liens;

          (iii) purchase money Liens upon or in any property acquired or held by the Borrower or any Domestic Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, excluding Capital Leases; and

          (iv) all renewals, refundings, refinancings and extensions of any such Liens described in clause (i) above; PROVIDED that the principal amount secured is not increased and that such Lien is not extended to other property.

          (I) DEBT. Create or suffer to exist, or permit any of its Domestic Subsidiaries to create or suffer to exist, any Debt, other than:

          (i) Debt existing on the date hereof and set forth on SCHEDULE
6.2((i));

          (ii) Debt owed to the Lenders hereunder;

          (iii) Debt relating to Liens permitted under Section 6.2((h))((iii)); PROVIDED that the aggregate principal amount of such Debt of the Borrower and its consolidated Domestic Subsidiaries incurred pursuant to this clause (iii) shall not exceed $500,000 at any time;

          (iv) Contingent Obligations permitted under Section 6.2((m));

          (v) Debt owing to trade creditors incurred in the ordinary course of business;

          (vi) Debt not otherwise permitted by clauses (i) through (v) above, not in excess of $500,000 in the aggregate at any one time outstanding; and

          (vii) all renewals, refundings, refinancings or extensions of any such Debt described in clauses (i) and (iii) above, PROVIDED that the terms thereof are substantially similar to those set forth in the documents evidencing such Debt as in effect on the date hereof in the case of Debt described in clause
(i), and PROVIDED FURTHER that no additional assets are pledged to secure any renewals, refundings, refinancings or extensions of Debt described in clause
(iii).

          (j) DIVIDENDS, ETC. Declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its Domestic Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower, except that the Borrower may declare and deliver dividends and distributions payable in capital stock of the Borrower.

          (k) CONSOLIDATION, MERGER. Consolidate or merge with any other Person, liquidate, wind-up or dissolve itself or acquire by purchase or otherwise all or substantially all of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, or permit any of its Domestic Subsidiaries to do any of the foregoing, except that:

          (i) subject to Section 6.2(z), any Domestic Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any wholly-owned Domestic Subsidiary of the Borrower, or be liquidated, wound up or dissolved, or all or any substantial part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any wholly-owned Domestic Subsidiary of the Borrower; PROVIDED that, in the case of such a merger or consolidation, the Borrower or such wholly-owned Domestic Subsidiary shall be the continuing or surviving corporation, and provided that this exception shall not apply to any such merger or consolidation involving a Foreign Subsidiary; and

          (ii) Borrower may acquire the business, property, fixed assets or stock of Persons in a related business, (each, an "ACQUISITION"), PROVIDED that
(i) prior to and immediately following the consummation of any such Acquisition there shall exist no condition or event that constitutes an Event of Default or a Potential Event of Default, (ii) such Acquisition would not result in a Change of Control, (iii) the Borrower shall be the continuing or surviving corporation in any such Acquisition, and (iv) any Acquisition from any Foreign Person or from any Domestic Subsidiary shall be subject to Section 6.2(z).

          (l) INVESTMENTS. Make or permit to remain outstanding, or permit any Domestic Subsidiary to make or permit to remain outstanding, any Investment, except that the Borrower and its Domestic Subsidiaries may:

          (i) subject to Sections 6.1(j) and 6.1(p), continue to own Investments in the principal amounts existing on the date hereof and set forth on SCHEDULE 6.2((L));

          (ii) own, purchase or acquire certificates of deposit issued by any Lender, commercial paper rated Moody's P-I, municipal bonds rated Moody's AA or better, direct obligations of the United States of America or its agencies, and obligations guaranteed by the United States of America;

          (iii) acquire and own stock, obligations or securities received from customers in connection with debts created in the ordinary course of business owing to the Borrower or a Subsidiary;

          (iv) continue to own the existing capital stock of the Borrower's Subsidiaries;

          (v) make loans to, Investments in, or guaranties of the obligations of any Foreign Subsidiaries or Domestic Subsidiaries, in each case subject to
Section 6.2(z);

          (vi) make any Acquisition permitted by Section 6.2((k)).

          (m) CONTINGENT OBLIGATIONS. Create or become or remain liable, or permit any of its Domestic Subsidiaries to create or become or remain liable, with respect to any Contingent Obligation, except that the Borrower and its Domestic Subsidiaries may:

          (i) remain liable with respect to Contingent Obligations existing on the date hereof and set forth on SCHEDULE 6.2((m));

          (ii) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

          (iii) become or remain liable with respect to reimbursement obligations under those Letters of Credit issued hereunder in accordance with
Section 2.5.

          (iv) become or remain liable with respect to Contingent Obligations in favor of Foreign Subsidiaries or Domestic Subsidiaries, in each case subject to
Section 6.2(z).

          (n) ASSET SALES. Convey, sell, lease, transfer or otherwise dispose of, or permit any Domestic Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, (i) all or any part of its or its Domestic Subsidiary's business, property (including intellectual property) or fixed assets outside of the ordinary course of business, whether now owned or hereafter acquired, or (ii) any capital stock or debt of any of its wholly-owned Domestic Subsidiaries, except:

          (i) the Borrower and its Domestic Subsidiaries may convey, sell, lease, transfer of otherwise dispose of obsolete or worn out assets; and

          (ii) any Domestic Subsidiary of the Borrower may sell, lease or transfer assets to the Borrower or to any wholly-owned Domestic Subsidiary of the Borrower.

          (iii) Borrower or any Domestic Subsidiaries may sell, lease, or transfer assets to Foreign Subsidiaries or Domestic Subsidiaries, in each case subject to Section 6.2(z).

          (o) TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Enter into, or permit any of its Domestic Subsidiaries to enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity securities of the Borrower, or with any Affiliate of the Borrower or any such holder, on terms that (when taken in the light of any related or series of transactions of which such transaction is a part (if any)) are less favorable to the Borrower or any such Subsidiary than those which might be obtained at the time from Persons who are not such a holder or Affiliate.

          (p) AGREEMENTS RESTRICTING PAYMENT OF DIVIDENDS. Permit any of its Domestic Subsidiaries to enter into any agreement restricting the ability of such Subsidiary to declare, order, pay or make or set apart any sum for any dividends or other distributions on account of any shares of any class of its stock.

          (q) RESTRICTIVE AGREEMENTS. Agree with any Person, or permit any of its Domestic Subsidiaries to agree with any Person, that the Borrower or such Subsidiary will not create, incur or suffer to exist any Liens on its properties.

          (r) PAYMENTS ON SUBORDINATED DEBT. Declare, order or pay, or permit any of its Domestic Subsidiaries to declare, order or pay, any amount of principal of, premium, if any, or interest on, or redeem, purchase, retire or decease or make any sinking fund or similar payment, or permit any of its Domestic Subsidiaries to do any of the foregoing, with respect to any Debt of the Borrower which is subordinated in right of payment to the obligations hereunder; PROVIDED, that for so long as no Event of Default exists, Borrower may make regularly scheduled payments of interest under the terms of the Indenture only as such payments shall become due and payable thereunder.

          (s) FISCAL YEAR. Change its fiscal year-end from December 31.

          (t) CAPITAL STRUCTURE AND BUSINESS. (i) Make any changes in any of its business objectives, purposes or operations which could in any way materially adversely affect the repayment of the Loans or any of the other obligations,
(ii) make any change in its capital structure as described on SCHEDULE 5.1((N)), including the issuance of any shares of capital stock, warrants or other securities convertible into capital stock or any revision of the terms of its outstanding capital stock, which could in any way materially adversely affect the repayment of the Loans or any of the other obligations, (iii) amend its charter or bylaws in a manner which would materially adversely affect Agent or Lenders or Borrower's duty or ability to repay its obligations to Lenders, or
(iv) engage in any business other than the businesses currently engaged in by it, and any similar or related businesses.

          (u) ERISA. Cause or permit to occur an event which would reasonably be expected to result in the imposition of a lien under Section 41.2 of the Internal Revenue Code or Section 302 or 4068 of ERISA that would cause a Material Adverse Effect.

          (v) SALE-LEASEBACKS. Engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

          (w) CANCELLATION OF INDEBTEDNESS. Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

          (x) CHANGE OF CORPORATE NAME OR LOCATION. (i) Change its corporate name, or (ii) change its chief executive office, principal place of business, corporate offices or warehouses, or the location of its records concerning the collateral, in any case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any security interests in favor of Agent, on behalf of Lenders, in any collateral, has been completed or taken, and PROVIDED that any such new location shall be in the United States. Borrower shall not change the locations at which Collateral is held or stored without Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any security interests in favor of Agent, on behalf of Lenders, in any collateral, has been completed or taken, and PROVIDED that any such new location shall be in the continental United States. Without limiting the foregoing, Borrower shall not change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any security interests in favor of Agent, on behalf of Lenders, in any collateral, has been completed or taken.

          (y) NEW SUBSIDIARIES. Create or acquire any new Domestic Subsidiaries unless any such Subsidiary executes and delivers to Agent, for the benefit of the Lenders, a guaranty of the Debt and obligations under Section 2.6 of this Agreement, a security agreement with respect to all of its assets, an intellectual property security agreement, and such financing statements, resolutions, legal opinions or other such documents as Agent or any Lender shall reasonably request in connection therewith, each in form and substance satisfactory to Agent.

          (z) RESTRICTIONS ON TRANSFERS TO SUBSIDIARIES.

          (i) FOREIGN SUBSIDIARIES. Notwithstanding any other provisions of this Agreement to the contrary, allow the total aggregate amounts of any (a) consideration given in any Acquisition from a Foreign Person pursuant to Section 6.2(k)(ii)(iv), (b) loans to, Investments in, or guaranties of the obligations of any Foreign Subsidiaries pursuant to Section 6.2(l)(v), (c) Contingent Liabilities in favor of any Foreign Subsidiaries pursuant to Section 6.2(m)(iv),
(d) sales, leases, or transfers of assets to Foreign Subsidiaries pursuant to
Section 6.2(n)(iii), and (e) amounts transferred to any Foreign Subsidiaries prior to the date of this Agreement as set forth on Schedule 5.1(n), in each case individually or in the aggregate, to exceed $5,000,000 at any time.

          (ii) DOMESTIC SUBSIDIARIES. Notwithstanding any other provisions of this Agreement to the contrary, allow the total aggregate amounts of any (a) consideration given in any Acquisition from a Domestic Subsidiary pursuant to
Section 6.2(k)(ii)(iv), (b) loans to, Investments in, or guaranties of the obligations of any Domestic Subsidiaries pursuant to Section 6.2(l)(v), (c) Contingent Liabilities in favor of any Domestic Subsidiaries pursuant to Section 6.2(m)(iv), (d) sales, leases, or transfers of assets to Domestic Subsidiaries pursuant to Section 6.2(n)(iii), and (e) amounts transferred to any Domestic Subsidiaries prior to the date of this Agreement as set forth on Schedule 5.1(n), in each case individually or in the aggregate, to exceed (i) $10,000,000 at any time prior to the date on which the Term Commitments are increased to $15,000,000 pursuant to the definition of "Term Commitment" in Section 1.1, or
(ii) $15,000,000 at any time thereafter.


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


                                   ARTICLE VII


                                EVENTS OF DEFAULT

7.1 EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

          (a) The Borrower shall fail to pay (i) any installment of principal when due hereunder, or (ii) any installment of interest hereunder or other amount payable hereunder within three (3) Business Days of the date when due; or

          (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or

          (c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 3.1, 6.1 or 6.2 on its part to be performed or observed; or

          (d) The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in Sections 7.1((a)), ((b)), and ((c)) above on its part to be performed or observed and any such failure shall remain unremedied or uncured for thirty (30) days after the Borrower knows of such failure; or

          (e) The Borrower shall default in the performance of or compliance with any term contained in any Loan Document other than this Agreement and such default shall not have been remedied or waived within any applicable grace period; or

          (f) The Borrower or any of its Domestic Subsidiaries shall (A) fail to pay any principal of, or premium or interest on, any Debt, the aggregate outstanding principal amount of which is at least $500,000 (excluding Debt evidenced by the Notes), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument; or

          (g) (i) The Borrower or any of its Domestic Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Domestic Subsidiaries shall make a general assignment for


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


the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Domestic Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against the Borrower or any of its Domestic Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) the Borrower or any of its Domestic Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) and (iii) above; or (v) the Borrower or any of its Domestic Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any of its Domestic Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) equal to or greater than $500,000 and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

          (i) (i) The Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Internal Revenue Code, the Borrower or any of its ERISA Affiliates is required to pay as contributions thereto;

          (ii) Any accumulated funding deficiency shall occur or exist, whether or not waived, with respect to any Pension Plan;

          (iii) The excess of the actuarial present value of all benefit liabilities under all Pension Plans over the fair market value of the assets of such Pension Plans (excluding in such computation Pension Plans with assets greater than benefit liabilities) allocable to such benefit liabilities shall be greater than five percent (5%) of Consolidated Tangible Net Worth;

          (iv) The Borrower or any of its ERISA Affiliates shall enter into any transaction which has as its principal purpose the evasion of liability under Subtitle D of Title IV of ERISA;

          (v) (A) Any Pension Plan maintained by the Borrower or any of its ERISA Affiliates shall be terminated within the meaning of Title IV of ERISA, or
(B) a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan, or (C) the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or (D) the Borrower or any of its ERISA Affiliates shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if as of the date of the event listed in subclauses (A)-(D) above or any subsequent date, either the Borrower or its ERISA Affiliates has any liability (such liability to include any liability to the Pension Benefit Guaranty Corporation, or any successor thereto, or to any other party under Sections 4062, 4063 or 4064 of ERISA or any other provision of law) resulting from or otherwise associated with the events listed in subclauses (A)-(D) above;

          (vi) As used in this Section 7.1(i) the term "accumulated funding deficiency" has the meaning specified in Section 412 of the Internal Revenue Code, and the terms "actuarial present value" and "benefit liabilities" have the meanings specified in Section 4001 of ERISA, using the actuarial methods and assumptions adopted by the Pension Plans in satisfying the funding obligations of Section 412 of the Internal Revenue Code;

          (vii) Provided, that none of the events described in clauses (i)-(vi) above, inclusive, shall constitute an Event of Default unless such event would cause a Material Adverse Effect; or

          (j) There shall be instituted against the Borrower or any of its Domestic Subsidiaries any proceeding for which forfeiture of any property (including without limitation any intellectual property) is a potential penalty and which forfeiture would have a Material Adverse Effect; or

          (k) A Change of Control (as such term is defined in Section 1.1 of this Agreement) shall occur; or

          (l) A Change of Control (as such term is defined in the Indenture) or any other event or occurrence requiring mandatory redemption of Notes (as such term is defined in the Indenture) shall occur; or

          (m) (i) any material provision of any security agreement or guaranty given in connection herewith shall for any reason cease to be valid and binding on or enforceable against the Borrower or Guarantor party thereto or any Borrower or Guarantor shall so state in writing or bring an action to limit its obligations or liabilities thereunder; (ii) any such guaranty shall for any reason be partially (including with respect to future advances) or wholly revoked; or (iii) any such security agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (subject to Permitted Liens and other Liens permitted hereunder); or

          (n) Any event or series of events occurs that creates or results in a material adverse effect on (i) the business, assets, operations, or financial or other condition of Borrower, (ii) Borrower's ability to pay any of the obligations to Lenders in accordance with the terms thereof, or (iii) the collateral or Lenders' security interests therein or the priority of such security interests, or (iv) Lenders' rights and remedies under this Agreement and the other Loan Documents;

          THEN (i) upon the occurrence of any Event of Default described in clause (g) above, the Commitments and any obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate and all Loans hereunder together with accrued interest thereon, an amount equal to the Letter of Credit Usage and all other amounts owing under this Agreement, the Notes, the Letters of Credit and the other Loan Documents shall automatically become due and payable and shall bear interest (without duplication of amounts specified in Section 3.2) at a rate per annum which is equal to five percent (5%) above the highest rate which would otherwise be applicable pursuant to
Section 2.3, from the date of such occurrence until paid in full (after as well as before judgment); (ii) upon the occurrence of any other Event of Default, the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments and any obligation of the Issuing Bank to issue any Letter of Credit to be terminated forthwith, whereupon the Commitments and any obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate, and/or, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon, an amount equal to the Letter of Credit Usage and all other amounts owing under this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and shall bear interest (without duplication of amounts specified in Section 3.2) at a rate per annum which is equal to five percent (5%) above the highest rate which would otherwise be applicable pursuant to Section 2.3, from the date of such occurrence until paid in full (after as well as before judgment); and (iii) Agent may exercise any and all rights and remedies provided to Agent or the Lenders under the Loan Documents. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. So long as any Letter of Credit shall remain outstanding, any amounts received by the Issuing Bank may be held as cash collateral for the obligation of the Borrower to reimburse the Issuing Bank in event of any drawing under any Letter of Credit. In the event any Letter of Credit in respect of which the Borrower has deposited cash collateral with the Issuing Bank is canceled or expires, the cash collateral shall be applied FIRST to the reimbursement of the Issuing Bank for any drawings thereunder, and SECOND to the payment of any outstanding obligations of the Borrower hereunder or under any other Loan Document. Payment or acceptance of increased rates of interest provided for in this Section is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

                                  ARTICLE VIII


                         THE AGENT AND THE ISSUING BANK

8.1 AUTHORIZATION AND ACTION.

          (a) Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; PROVIDED, HOWEVER, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

          (b) The Issuing Bank shall act on behalf of the Lenders with respect to the Letters of Credit and the Documents associated therewith; PROVIDED that the Issuing Bank shall have all the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with the Letters of Credit as fully as if the term "Agent", as used in this Article VIII, included the Issuing Bank with respect to such acts or omissions, and (ii) as otherwise provided in this Agreement with respect to the Issuing Bank.

          (c) The provisions of this Article VIII are solely for the benefit of the Lenders and the Agent or the Issuing Bank, as the case may be, and Borrower has no rights as a third party beneficiary of any of the provisions hereof.

          8.2 AGENT'S RELIANCE, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent;
(ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and
(vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          8.3 IMPERIAL BANK AND AFFILIATES. With respect to its Commitment, the Loans made by it, the Note issued to it and the Letters of Credit issued by it, Imperial Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent and the Issuing Bank respectively; and the term "LENDER" or "LENDERS" shall, unless otherwise expressly indicated, include Imperial Bank in its individual capacity. Imperial Bank and its respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if Imperial Bank were not the Agent and the Issuing Bank, respectively, and without any duty to account therefor to the Lenders.

          8.4 LENDER CREDIT DECISION. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.1((c)) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          8.5 INDEMNIFICATION. The Lenders agree to indemnify the Agent, and the Issuing Bank (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or the Issuing Bank, as the case may be, in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or the Issuing Bank, as the case may be, under this Agreement in its capacity as Agent or Issuing Bank, as the case may be, PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or the Issuing Bank's, as the case may be, gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent and the Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent or the Issuing Bank, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent or the Issuing Bank, as the case may be, is not reimbursed for such expenses by the Borrower.

          8.6 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent with the prior consent of the Borrower, which consent shall not be unreasonably withheld or delayed, PROVIDED that such consent of the Borrower shall not be required at any time an Event of Default or Potential Event of Default exists. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                   ARTICLE XI


                                  MISCELLANEOUS

          9.1 AMENDMENTS, ETC. No amendment or waiver of any provision of the Loan Documents nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Sections 4.1, 4.2 and 4.3, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (f) amend any of the provisions in Sections 3.6 through 3.12, (g) alter or limit the obligation of the Borrower to reimburse the Issuing Bank for amounts drawn under the Letters of Credit, (h) alter or limit the obligations of the Lenders set forth in
Section 2.5((d)), (i) amend the provisions of Article 10 of the Indenture, (j) amend this Section 9.1, (k) release any material portion of any collateral covered by any security agreement given in connection herewith; and PROVIDED, FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and PROVIDED, FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above to take such action, alter or effect the obligations of the Issuing Bank under Section 2.5 or effect the rights or duties of the Issuing Bank under Article VIII; and PROVIDED, FURTHER, that no waiver or consent shall unless in writing and signed by the affected Lender or the Issuing Bank, as the case may be, waive the rights of that Lender or the Issuing Bank to receive any payment or compensation under any of Sections 3.6 through 3.12.

          9.2 NOTICES, ETC. Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or facsimile communication) and mailed or telegraphed or telexed or sent by facsimile or delivered, if to the Borrower, at its address set forth on the signature page hereof; and if to any Lender, the Issuing Bank or the Agent, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective three (3) Business Days after deposit in the U.S. mail, postage prepaid, when sent by telex or sent by facsimile, or when delivered, respectively, except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent.

          9.3 RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of any Event of Default, each Lender is hereby authorized by the Borrower, at any time and from time to time, without notice, for the ratable benefit of the Lenders, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents

(whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by such Lender to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as such Lender in its sole discretion may elect; PROVIDED that no such setoff, appropriation, or application shall be taken or made without the prior written consent of Agent or the Majority Lenders. The Borrower hereby grants to each Lender a security interest in all deposits and accounts maintained with that Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

          9.4 NO WAIVER; REMEDIES. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          9.5 COSTS AND EXPENSES. The Borrower agrees to pay on demand all costs and expenses of the Agent, Imperial Bank and Bank Austria Creditanstalt Corporate Finance, Inc. (or any Affiliate asssignee of such Lender) (including attorney's fees and the reasonable estimate of the allocated cost of in-house counsel and staff) in connection with the preparation, amendment, modification, enforcement (including in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Loan Documents.

          9.6 ADDITIONAL LENDERS; ASSIGNMENTS; PARTICIPATIONS.

          (a) None of the Loan Documents nor any rights thereunder may be assigned by Borrower without the prior written consent of all the Lenders, which consent may be granted or withheld in the Lenders' sole discretion. Any Lender may assign, from time to time, all or any portion of its pro rata share of the Commitments and its Note to (i) an Affiliate of that Lender, without the prior written approval of Agent or Borrower, or (ii) subject at any time prior to the occurrence of an Event of Default to the prior written approval of the Borrower (which approval will not be unreasonably withheld or delayed), to any other financial institution acceptable to the Agent; PROVIDED that the parties to each such assignment shall execute and deliver to the Agent and Borrower an assignment agreement reasonably satisfactory to Agent. Upon (A) such execution and delivery and (B) except in the case of an assignment pursuant to clause (i) of the preceding sentence, payment of a fee in the amount of $3,500 to Agent to cover administrative costs, from and after the effective date of such assignment
(x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights and be released from its obligations under this Agreement (other than pursuant to Section 9.6((e))), and, in the case of an assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, subject to its continuing obligations under Section 9.6((e)). The Commitments hereunder shall be modified to reflect the Commitment of such assignee, and, if any such assignment occurs while any Notes are outstanding, new Notes shall, upon the surrender of the assigning Lender's Notes, be issued to such assignee and to the assigning Lender as necessary to reflect the new Commitments of the assigning Lender and of its assignee.

          (b) Each Lender may sell, negotiate or grant participations to other parties in all or part of the obligations of the Borrower outstanding under the Loan Documents, without notice to or the approval of the Agent or the Borrower; PROVIDED that any such sale, negotiation or participation shall be in compliance with the applicable federal and state securities laws and the other requirements of this Section 9.6. No participant shall constitute a "Lender" under any Loan Document, and the Borrower shall continue to deal solely and directly with the Agent and the Lenders.

          (c) Each Lender may disclose to any proposed assignee or participant any information relating to the Borrower or any of its Subsidiaries; PROVIDED, that prior to such disclosure such proposed assignee or participant shall have agreed in writing to keep any such information confidential substantially on the terms of Section 9.6((e)).

          (d) The grant of a participation interest shall be on such terms as the granting Lender determines are appropriate, provided only that (i) the holder of such a participation interest shall not have any of the rights of a Lender under this Agreement except, if the participation agreement so provides, rights to demand the payment of costs of the type described in Article III, and
(ii) the consent of the holder of such a participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those that (A) increase the amount of the Commitments, (B) extend the term of the Commitments, (C) decrease the rate of interest or the amount of any fee or any other amount payable to the Lenders under the Loan Documents, (D) reduce the principal amount payable under the Loan Documents, or (E) extend the date fixed for the payment of principal or interest or any other amount payable under the Loan Documents.

          (e) Each Lender understands that some of the information and documents furnished to it pursuant to this Agreement may be confidential and each Lender agrees that it will keep all non-public information, documents and agreements so furnished to it confidential and will make no disclosure to other Persons of such information or agreements until it shall have become public, except (i) to the extent required in connection with matters involving operations under or enforcement or amendment of the Loan Documents; (ii) to such Lender's examiners and auditors or in accordance with such Lender's obligations under law or regulations or pursuant to subpoenas or other process to make information available to governmental agencies and examiners or to others; (iii) to any corporate parent of any Lender so long as such parent agrees to accept such information or agreement subject to the restrictions provided in this Section 9.6((e)); (iv) to any participant bank or trust company of any Lender so long as such participant shares the corporate parent with such Lender and agrees to keep such information, documents or agreement confidential in accordance with the restrictions provided in this Section 9.6((e)); (v) to the Agent or to any other Lender and their respective counsel and other


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


professional advisors and to its own counsel and professional advisors so long as such Persons are instructed to keep such information confidential in accordance with the provisions of this Section 9.6((e)); (vi) to proposed assignees and participants in accordance with Section 9.6((c)); and (vii) with the prior written consent of the Borrower.

          9.7 AUDITS OF COLLATERAL; FEES. The Agent, on behalf of the Lenders, shall have the right from time to time to audit Borrower's accounts receivable, inventory, or other collateral securing the indebtedness hereunder, provided that such audits will be conducted no more than one (1) time in any fiscal year unless an Event of Default has occurred and is continuing. Borrower agrees to reimburse the Agent, on demand, for customary and reasonable fees and costs incurred by the Agent for such audits, and for each appraisal of collateral and financial analysis and examination of Borrower performed from time to time by the Agent or their respective agents.

          9.8 EFFECTIVENESS; BINDING EFFECT; GOVERNING LAW. This Agreement shall become effective when it shall have been executed by the Borrower, the Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and all the Lenders. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW DOCTRINE. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS AND RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO RULES OR LAWS ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDIT (1983 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UCP") AND, AS TO MATTERS NOT GOVERNED BY THE UCP, THE LAWS OF THE STATE OF CALIFORNIA.

          9.9 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE ISSUING BANK AND EACH LENDER HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Agent, each Lender, the Issuing Bank and the Borrower each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The Agent, each Lender, the Issuing Bank and the Borrower further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE


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


MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

          9.10 CONSENT TO JURISDICTION; VENUE; AGENT FOR SERVICE OF PROCESS. All judicial proceedings brought against the Borrower with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction in the City and County of San Francisco in the State of California, and by execution and delivery of this Agreement, the Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Borrower irrevocably waives any right it may have to assert the doctrine of FORUM NON CONVENIENS or to object to venue to the extent any proceeding is brought in accordance with this Section. The Borrower designates and appoints Borrower's Chief Financial Officer, from time to time, and such other Persons as may hereafter be selected by the Borrower irrevocably agreeing in writing to so serve as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by the Borrower to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to the Borrower at its address provided in the applicable signature page hereto, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed by the Borrower refuses to accept service, the Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or any Lender to bring proceedings against the Borrower in courts of any jurisdiction.

          9.11 ENTIRE AGREEMENT. This Agreement with Exhibits and Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

          9.12 SEPARABILITY OF PROVISIONS. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          9.13 OBLIGATIONS SEVERAL. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.

          9.14 SURVIVAL OF CERTAIN AGREEMENTS. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Sections 3.6, 3.7 and


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


9.5 and the agreements of the Lenders set forth in Sections 3.9, 8.2, 8.5 and
9.3 shall survive the payment of the Loans and the Notes and the termination of this Agreement.

          9.15 WAIVERS. Borrower shall give Lenders written notice within one hundred eighty (180) days of obtaining knowledge of the occurrence of any claim or cause of action it believes it has, or may seek to assert to allege against Lenders whether such claim is based in law or equity, arising under or related to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby or thereby, or any act or omission to act by Lenders with respect hereto or thereto, and that if it shall fail to give such notice to Lenders with regard to any such claim or cause of action, Borrower shall be deemed to have waived, and shall be forever barred from bringing or asserting such claim or cause of action in any suit, action or proceeding in any court or before any governmental agency or authority or any arbitrator. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDERS UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

          9.16 JUDICIAL REFERENCE.

          (a) Other than (i) nonjudicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to this Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court of Santa Clara County (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of the Court (or any subsequently enacted
Rule). Each party shall have one peremptory challenge pursuant to CCP Section
170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP Section 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to


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


any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents which cannot be resolved by the parties shall be submitted to the referee as provided herein. The Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

          (b) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

          (c) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provisions.

          (d) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

          9.17 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; signature pages may be detached from counterpart documents and reassembled to form duplicate executed originals.


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                                       64

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                     COINSTAR, INC.,

                                     a Delaware corporation

                                     By:     /s/ Kirk A. Collamer
                                        ---------------------------------------
                                        Title:  Vice President and
                                                Chief Financial Officer

                                     Address:
                                     P.O. Box 91258
                                     Bellevue, WA 98009
                                     Telephone:     (425) 943-8220
                                     Facsimile:     (425) 637-0045
                                     Attention:     Kirk Collamer

                                     THE AGENT:

                                     IMPERIAL BANK

                                     By:     /s/ J. P. Michael
                                        ---------------------------------------
                                     Title:  Vice President

                                     Notice and Payment Address:
                                     226 Airport Parkway
                                     San Jose, CA  95110-1024
                                     Attention:     Corporate Banking Center

                                     with a copy to:

                                     Imperial Bank
                                     777 108th Avenue, Suite 1670
                                     Bellevue, WA  98004
                                     Telephone:     (425) 452-8582
                                     Facsimile:     (425) 454-6224
                                     Attention:     Jim Ellison and J.P.
                                                    Michael

                                     THE LENDERS:

                                     IMPERIAL BANK

                                     By:     /s/ J. P. Michael
                                        ---------------------------------------
                                     Title:  Vice President


                                     Notice and Payment Address:

                                     226 Airport Parkway
                                     San Jose, CA  95110-1024
                                     Attention:     Corporate Banking Center

                                     with a copy to:

                                     Imperial Bank

                                     777 108th Avenue, Suite 1670
                                     Bellevue, WA 98004
                                     Telephone:  (425) 452-8582
                                     Facsimile:   (425) 454-6224
                                     Attention:    Jim Ellison and J.P. Michael

                                     BANK AUSTRIA CREDITANSTALT CORPORATE
                                     FINANCE, INC.

                                     By:     /s/ Greg Roux
                                        ---------------------------------------
                                     Title:  Vice

                                     By:     /s/ Jack Bertges
                                        ---------------------------------------
                                     Title:  Senior Vice President

                                     Notice and Payment Address:
                                     Four Embarcadero Center, Suite 600
                                     San Francisco, California  94111
                                     Telephone:     (415) 788-7251
                                     Facsimile:     (415) 781-0622
                                     Attention:     Greg Roux

                                     with a copy of notices to:
                                     Orrick Herrington & Sutcliffe, LLP
                                     Old Federal Reserve Bank Building
                                     400 Sansome Street
                                     San Francisco, California 94111
                                     Attention:  Mark J. Coleman, Esq.